Messrs.
TXT E-SOLUTIONS S.P.A.
Via Frigia no. 27
20126, Milan
Italy

Messrs.
POLYMEDIA S.R.L.
Via Frigia no. 27
20126 Milan
Italy

Los Angeles, 15 march 2011

Dear Sirs,

We make reference to your proposal, that hereunder we reproduce and return duly signed and initialed on each page as an indication of our full and unconditional acceptance.

***           **           ***

Messrs.
KIT DIGITAL INC.
168 Fifth Avenue, Suite 302
New York, New York 10010
United States of America
Milan, 15 March 2011

Dear Sirs,

Following our recent discussions, we have the pleasure to propose you to enter into the following

SALE AND PURCHASE AGREEMENT

Between:

(1)
TXT E-SOLUTIONS S.P.A., a stock company duly established and existing under Italian law, with registered office at via Frigia 27, 20126 Milano, Italy, registered with the Registry of Companies of Milan, registration number and fiscal code no. 09768170152, represented by Alvise Braga Illa in his capacity as Chairman of the board of directors  (the Seller); and

(2)
POLYMEDIA S.R.L., a limited liability company duly established and existing under Italian law, with registered office at via Frigia 27, 20126 Milano, Italy, corporate capital Euro 10,000, fully paid up, registered with the Registry of Companies of Milan, registration number and fiscal code no. 07350950965, whose corporate capital is wholly owned by the Seller, represented by Paolo Matarazzo in his capacity as Amministratore Unico (the Company);

and

(3)
KIT DIGITAL, INC., a company duly incorporated under the law of Delaware, with its principal place of business located at 168 Fifth Avenue, Suite 302, New York, New York 10010, United States of America, represented by Mr. Robin Smyth in his capacity as Chief Financial Officer (KITD),

(The Seller, the Company and KITD hereinafter collectively referred to as the Parties and each of them as a Party).

CONTENTS

CLAUSE		PAGE

1.	DEFINITIONS AND INTERPRETATION	4

2.	PURCHASE AND SALE OF THE POLYMEDIA SHARES	9

3.	CONTRIBUTION OF THE BUSINESS	9

4.	PURCHASE PRICE	11

5.	PAYMENT	16

6.	ESCROW	19

7.	OTHER PRE-CLOSING UNDERTAKINGS	21

8.	CONDITIONS PRECEDENT	24

9.	CLOSING	26

10.	REPRESENTATIONS AND WARRANTIES	27

11.	INDEMNIFICATION	28

12.	OTHER COVENANTS	34

13.	NON COMPETITION	41

14.	CONFIDENTIALITY AND ANNOUNCEMENTS	41

15.	GOVERNING LAW AND ARBITRATION	42

16.	FINAL PROVISIONS	43

SCHEDULE 1 DATA ROOM DOCUMENTS

SCHEDULE 2 ACCOUNTS RECEIVABLE

SCHEDULE 3 ACCOUNTS PAYABLE

SCHEDULE 4 TRANSFERRED EMPLOYEES AND TRANSFERRED EMPLOYEES LIABILITIES

SCHEDULE 5 LEASED MACHINERY

SCHEDULE 6 FIXED ASSETS

SCHEDULE 7 INVENTORY

SCHEDULE 8 TRANSFERRED AGREEMENTS

SCHEDULE 9 OWNED INTELLECTUAL PROPERTY

SCHEDULE 10 THIRD PARTIES’ INTELLECTUAL PROPERTY

SCHEDULE 11 EXCLUDED ITEMS

SCHEDULE 12 ESCROW AGREEMENT

SCHEDULE 13 WARRANTIES

Part A Seller’s representations, statements and warranties

Part B KITD’s representations, statements and warranties

Part C KITD’s Equity Warranties

SCHEDULE 14

TRANSFERRED CUSTOMERS AGREEMENTS

SCHEDULE 15 GUARANTEES

Whereas

(A)          The Seller is a company involved, inter alia, in the business of production and supply of products and services for multichannel content and media asset management for broadcasters, media and telecom operators (the Business Activity), and carries out such Business Activity in the premises located at via Frigia 27, 20126 Milano, Italy and via Andrea Solario, 86 Rome, Italy.

(B)           KITD is a company active and engaged, inter alia, in the business of production and supply of software products and services for IP video asset management systems and controls a multinational group of companies which is a leading global provider of such products and services. KITD common stock is listed on NASDAQ.

(C)           KITD represented to the Seller that it is interested in entering the Italian market in the sector of the Business Activity, with a view of continuing to manage such Business Activity and further develop it in Italy and internationally.

(D)          The Seller intends to contribute the Business, as further defined and identified in this Agreement, into the Company by way of a capital increase to be subscribed and paid in kind by the Seller (the Contribution).

(E)           KITD, in the context of the KITD group plan to grow at worldwide level in the sector of the Business Activity, is willing to acquire from the Seller, after and subject to the completion of the Contribution and pursuant to the terms and conditions, including the Conditions Precedent (as defined below) set forth in this Agreement, 100% of the capital of the Company (the Polymedia Shares), and the Seller is willing to sell the Polymedia Shares to KITD according to the terms and conditions, including the Conditions Precedent (as defined below) set forth in this Agreement.

(F)           The Seller and the Company have duly issued the notices pursuant to Article 47 of Law no. 428/90 for the relevant consultation procedure with the Trade Unions (the Union Consultation).

(G)          The Seller has delivered to KITD copy of the resolution of the board of directors of the Seller approving the execution of this Agreement and the completion of all transactions contemplated hereunder.

(H)          KITD has delivered to the Seller copy of the resolution of 15 March 2011 of KITD approving the execution of this Agreement and the completion of all transactions contemplated hereunder.

(I)           The above recitals are an integral, essential and substantive part of this Agreement, as are the Schedules and their related Annexes.

Now, therefore, the Parties agree as follows:

1.             Definitions and Interpretation

1.1           In addition to the terms defined elsewhere in this Agreement and unless the context otherwise requires, the following definitions shall apply throughout this Agreement:

4th Quarter Revenues is defined in Article 12.2(b).

Accounting Principles means all “International Financial Reporting Standards” (IFRS), all the “International Accounting Standards” (IAS), all the interpretations issued by the “International Financial Reporting Interpretation Committee” (IFRIC), previously known as the “Standing Interpretation Committee” as adopted by the European Union and as consistently applied by the Seller from time to time, in accordance with its accounting and reporting standards and with the relevant regulations of the Italian National Commission for Companies and Stock Exchange (CONSOB).

Assets is defined in Article 3.7.

Business Activity is defined in the Recitals.

Business Day means a day, other than a Saturday or a Sunday, on which banks are open for ordinary business in Milan.

Business means all of Seller’s rights, title and interests in and to the properties, contracts, inventory, authorisations and permits and other assets, liabilities and elements used by the Seller in carrying out the Business Activity, as further specified in Articles 3.7 and 3.8, with the exclusion of the Excluded Items, as further specified in Article 3.9 of this Agreement.

Closing means the completion of all the actions to be performed under Article 9 of this Agreement.

Closing Cash Consideration means the Purchase Price minus the value of any Closing Stock Consideration.

Closing Date is defined in Article 9.1.

Company is defined in the Recitals.

Condition Precedent means each of the conditions precedent set forth in Article 8.

Consideration Shares is defined in Article 4.2(a).

Contribution is defined in the Recitals.

Damage shall mean any loss, damage, liability, contingent liability (sopravvenienza passiva), inexistence of assets (insussistenza attiva) payment, fine, obligation, claim, expense, penalty and cost of any kind.

Data Room Documents means exclusively the documents and written information in respect of the Seller and the Business which were made available to KITD, its direct or indirect shareholders, and/or its officers, representatives or advisors in the data room organized by the Seller at the Seller’s premises in Milan, Via Frigia no. 27 prior to the date of execution of this Agreement, on January 21, 2011, January 22, 2011, February 22, 2011, February 23, 2011 and February 25, 2011, listed in Schedule 1.

Encumbrances means pledge, mortgages, security interest, charges, option, right of pre-emption, liens, easements, restrictions on voting or transfer, or other encumbrances of any nature, including any third party rights.

Escrow Account means the bank account details of which shall be provided for in the Escrow Agreement.

Escrow Agent means Cordusio società fiduciaria per azioni, having principal place of business at via Dante 4, Milan, Italy.

Escrow Agreement is defined in Article 6.1.

Escrow Amount means Euro 3,720,000.00.

Excluded Items is defined in Article 3.9.

Final Average Closing Price shall mean Euro 10.50 (ten point fifty) per Share, being the volume weighted average price of the Shares obtained by applying the closing price of KITD Common Stock quoted on Nasdaq for the forthy five (45) consecutive trading days ending on (and including) the fifth (5th ) trading day immediately prior to the date of this Agreement (as reported by Bloomberg L.P. for each such trading day, or, if not reported by Bloomberg L.P., any other authoritative source reasonably selected by the Seller). Such closing price is expressed in Euro, at the spot rate of exchange U.S. dollars per Euro applicable on the fifth trading day immediately prior to the date of this Agreement as indicated by the European Central Bank as reference rate following the daily concentration procedure between central banks across Europe and worldwide, updated by 3p.m. C.E.T. in the following web link: http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html.

First Period means the period of time starting on the 1st (first) day of the month immediately after Closing Date and ending on the First Anniversary thereof.

Fixed Assets is defined in Article 3.7(e).

Goodwill is defined in Article 3.7(a).

Gross Margin means the difference (expressed in percentage) between Revenues (including in respect of licenses, maintenance and other services and revenues) and direct operating costs (it being understood that direct operating costs shall not include commercial costs, research and development costs, management costs and general administrative costs).

Guarantees is defined in Article 12.4.

ICC means the Italian Civil Code.

Intellectual Property means (i) patents, patent applications, registered designs and models, trademarks registrations and applications thereof, trade names (whether or not recorded or recordable), registered and unregistered copyrights and registered copyright applications, and (ii) trademark licenses, service mark licenses, copyright licenses, royalty agreements, patent licenses, assignments, grants and contracts with employees or others relating in whole or in part to use, disclosure, assignment, registering or patenting of any trademarks, service marks, copyrights, inventions, discoveries, improvements, processes, formulae, trade secrets or other know-how.

Inventory is defined in Article 3.7(f).

KITD is defined in the introduction of this Agreement.

KITD Common Stock means KITD’s common stock, par value $0.0001 per Share.

Law means any applicable law (which term includes any state, or local laws, rules, regulations, statutes, ordinances, or orders of any governmental authority), as of the date hereof and as currently interpreted by the business practice and by case law. If the context so requires, Law shall also include any applicable National Collective Labour Agreement and Seller’s company agreements with Trade Unions or Work Council.

Leased Machinery is defined in Article 3.7(e).

Missing Revenues is defined in Article 12.2.

Notice of Claim is defined in Article 11.4(a).

Permits means any state, regional, provincial or local license, permit, concession, application, filing, registration and/or other authorization required by the Seller in order to carry on the Business Activities as currently conducted or to maintain the ownership or use of the properties and Assets included in the Business.

Polymedia Shares is defined in the Recitals.

Prospectus is defined in Article 7.2.

Purchase Price is defined in Article 4.1.

Records is defined in Article 12.13(c)(v).

Registration Statement is defined in Article 7.2.

Revenues means ricavi, as consistently calculated on the same basis of the Last Quarter (as defined in Article 4.7(a)).

Rule 144 is defined in Article 12.13(f).

Schedule means any documents, including any related Annexes, enclosed to the Agreement.

SEC means the United States Securities and Exchange Commission.

Second Period means the period of time starting on the end date of the First Period and ending on the first anniversary of such date.

Securities Act means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Exchange Act means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Seller is defined in the introduction of this Agreement.

Share means any share of KITD Common Stock.

Tax shall mean corporate income tax (including, by way of example, Imposta Regionale sulle Attività Produttive – IRAP for group of companies having their registered offices in Italy), capital gains tax, VAT, stamp duty, registration tax, other business taxes, property and property transfer tax, withholding taxes, fines, interest, penalties, pensions contributions and/or other liabilities arising in connection to taxes, pension contributions and Tax shall be interpreted accordingly.

Tax Certificate means the certificate provided for by Article 14, paragraph 3, of the Legislative Decree 18 December 1997, no. 472 (as amended and supplemented from time to time).

Terminated Agreements is defined in Article 12.2(a).

Third Parties’ Intellectual Property is defined in Article 3.7(i).

Third Party Claim is defined in Article 11.5.

Transferred Agreements is defined in Article 3.7(g).

Transferred Customers Agreements is defined in Article 12.1.

Transferred Employees is defined in Article 3.7(d).

Transferred Employees’ Liabilities means any and all liabilities vis-à-vis the Transferred Employees accrued and unpaid at the Closing Date (including the accrued and unpaid amounts as severance pay and as Trattamento di Fine Rapporto, any accrued pro-rata of statutory 13th monthly salary, and any accrued indemnity in lieu of untaken holidays and any other indemnity and/or amount due to the Transferred Employees), as listed in Schedule 4.

Union Consultation is defined in the Recitals.

Warranties is defined in Article 10.1.

Working Capital means the working capital of the Company as of 11:59 p.m. (Central European Time) on the evening before the Closing Date which amount shall be calculated as the sum, accumulated in the normal course of business, of (i) the book value of all current liquid assets of the Business (including all cash, cash equivalents, including certificates of deposits, money market account balances, bank account balances and government backed investment grade securities), accounts receivable, prepaid expenses, prepaid commissions, accrued revenue, deferred expense, work in progress on projects (only for the amounts not exceeding the amounts which would be billed by the Company to customers to which the work in progress on project relates), excluding all physical inventory minus (ii) the sum of all liabilities of the Business (including accounts payable, accrued expenses, deferred revenue, current portion of real estate leases then accrued and payable, indebtedness for borrowed money, capital leases, contingent tax liabilities, and all debt.

1.2           Unless the context requires otherwise, all references to a particular Article, sub-Article, Schedule or Annex shall be a reference to that Article, sub-Article, Schedule or Annex to this Agreement.

1.3           Unless the context requires otherwise, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa.

1.4           Headings in this Agreement are for descriptive purposes only and shall not affect its interpretation.

1.5           The term “including” shall not be interpreted as exhaustive.

2.             Purchase and Sale of the Polymedia Shares

2.1           On the terms and subject to the Conditions Precedent set forth in this Agreement, the Seller undertakes to sell the Polymedia Shares to KITD and KITD undertakes to purchase the Polymedia Shares from the Seller, together with all rights and benefits attached or accruing to the Polymedia Shares, in consideration for the Purchase Price.

3.             Contribution of the Business

3.1           The Seller, promptly after the execution of this Agreement and prior to the start of the procedure aimed at contributing the Business into the Company, shall provide KITD with (a) the draft of the appraisal provided for by Article 2465 of the ICC (the Draft Appraisal) and (b) the information regarding the portion of the value of the Business that the Seller intends to allocate as share capital of the Company and as share premium, it being understood that the Business shall be contributed into the Company at Seller’s book value. Within 10 (ten) Business Days from the receipt of the Draft Appraisal and the information under letter (b) above, KITD shall have the right to provide the Seller with an indication of the portion of the value of the Business that KITD deems appropriate to be allocated as share capital of the Company and as share premium, provided that the portion of the value of the Business to be allocated as share capital shall be Euro 120,000 (one hundred twenty thousand) (the Relevant Values), it being understood and agreed by the Parties that (i) the contribution of the Business into the Company shall have to be performed by the Seller and the Company in accordance with the Relevant Values and, therefore, the Seller and the Company undertake to perform the contribution of the Business in accordance with the Relevant Values and (ii) if KITD does not notify the Seller of its indication of the Relevant Values within the aforesaid 10 (ten) Business Days term, then KITD shall be deemed as having finally agreed on the value allocation indicated by the Seller and the Seller and the Company shall perform the contribution of the Business in accordance with the value allocation indicated by the Seller.

3.2           As soon as (i) the Relevant Values shall have been provided by KITD to the Seller, or (ii) in the absence of an indication of the Relevant Values by KITD, the 10 (ten) Business Days term contemplated in Article 3.1 shall have elapsed, the Seller shall start the Contribution procedure which shall be carried out in accordance with and in full compliance with the provisions set out by Italian Law, including – without limitation – the rules set out by Article 2465 of ICC, the Accounting Principles and the provisions of this Agreement, including but not limited to those set out in this Article 3.

3.3           For the purposes of this Agreement, the Contribution shall be deemed as being completed on the date on which both (i) the Company’s capital increase to be subscribed and paid by means of the Contribution shall be resolved by the Company’s quotaholders’ meeting and (ii) the deed of contribution of the Business shall be executed in front of an Italian notary and filed with the competent Companies’ Register.

3.4           Upon execution of the Contribution, the Company shall be transformed in a joint stock company (Società per azioni).

3.5           The Parties hereby acknowledge and agree that the Contribution consists only of a formality to implement the transaction contemplated by this Agreement and therefore the representations, warranties and indemnity obligations and liabilities by the Seller vis-à-vis KITD and the Company concerning any matters contemplated by this Agreement shall exclusively be those provided and regulated by this Agreement.

3.6           Any stamp, transfer, registration or similar taxes or charges due in respect of the Contribution and all notary’s fees and expenses in connection with the Contribution shall be paid by the Company, it being understood that such expenses will be computed as item included in the Working Capital.

3.7           The Business shall include the following assets (collectively, the Assets) and liabilities:

(a)	Seller’s goodwill in the Business (the Goodwill);

(b)
The accounts receivable of the Seller pertaining to the Business, including all accounts receivable of the Seller towards the Transferred Employees, including – without limitation – advances on the Trattamento di Fine Rapporto, all as listed in Schedule 2;

(c)	The accounts payable of the Seller pertaining to the Business listed in Schedule 3;

(d)	The employment agreements with the employees listed in Schedule 4 (the Transferred Employees);

(e)
The machinery, including the machinery listed in Schedule 5 (the Leased Machinery), equipment, hardware, tooling, laboratory and office equipment, fixed assets and furnishings which are listed in Schedule 6 (the Fixed Assets);

(f)	The Seller’s inventory of accrued and deferred revenues belonging to the Seller listed in Schedule 7 (the Inventory);

(g)	The additional contracts, agreements, purchase orders, commitments, tenders, irrevocable proposals and engagement letters listed in Schedule 8 (the Transferred Agreements);

(h)	The registered Intellectual Property owned by the Seller and used by it in connection with the Business, listed in Schedule 9 (the Owned Intellectual Property);

(i)
The contracts and other arrangements relating to the Intellectual Property belonging to third parties and used by the Seller in connection with the Business, listed in Schedule 10 (the Third Parties’ Intellectual Property);

(j)	The Transferred Employees’ Liabilities;

(k)	The ratei and risconti pertaining to the Business; and

(l)
Subject to Articles 7.3 to 7.6, the quota (the Neodata Quota) owned by the Seller equal to approximately 20% of the outstanding corporate capital in Neodata Group S.r.l., a limited liability company existing under Italian law, with registered office at via Bligny 16, 21100 Varese, Italy, registered with the Registry of Companies of Varese, registration number and fiscal code no. 02791870120 (Neodata).

3.8           The lists of assets, liabilities and other elements composing the Business indicated in the Schedules mentioned in Article 3.7 are updated as at 31 December 2010 (unless differently specified in the relevant Schedule). The assets, liabilities and other elements composing the Business that the Company shall have shall be those existing as of the Closing Date, subject to any changes following 31 December 2010 (or the different reference date which may be specified in the relevant Schedule) in the normal course of business for the operation of the Business.

3.9           It is agreed between the Parties that, for the purposes of this Agreement, the Business shall include only the items indicated in Article 3.7, subject to Article 3.8, and without prejudice for the generality of the foregoing, shall not include any of the assets, agreements, liabilities or receivables and other elements listed in Schedule 11 (collectively, the Excluded Items), and that therefore the Excluded Items shall not be transferred from the Seller to the Company.

4.             Purchase Price

4.1           As consideration for the purchase of the Polymedia Shares, KITD agrees to pay the Seller Euro 24,800,000 (twenty four million eight hundred thousand - the Purchase Price) which includes a specific consideration for the Neodata Quota, in the amount of Euro 180,000 (one hundred eighty thousand - the Consideration for the Neodata Quota).

4.2           KITD may satisfy the Purchase Price in part by issuing Shares to the Seller, and delivering such Shares to the Seller, subject to the following rules and limitations:

(a)
the number of Shares to be issued and delivered (the Consideration Shares) shall be equal to the quotient obtained by dividing (i) the total value of the Purchase Price to be paid in Shares (such value, the Consideration Shares Value) by (ii) the Final Average Closing Price, with any fraction rounded up to the next whole number of Shares;

(b)
the total number of Consideration Shares issuable and deliverable in lieu of cash shall not exceed that number of Shares which, when multiplied by the Final Average Closing Price, equals fifty percent (50%) of the Purchase Price;

(c)
the total number of Consideration Shares shall not exceed the number of Shares that would cause the Seller to become subject to Section 13 or Section 16 of the Securities Exchange Act or otherwise become an affiliate of KITD; and

(d)	KITD may only satisfy the Purchase Price with Shares if at Closing the Equity Warranties are true and correct (disregarding all materiality qualifiers contained therein) in all material respects.

4.3          In the event that KITD intends to satisfy any portion of the Purchase Price by delivering Consideration Shares, it shall provide a notice to the Seller (the Consideration Shares Notice) at least 3 (three) Business Days prior to the Closing stating (i) its intention to issue and deliver the Consideration Shares, (ii) the Consideration Shares Value (stated in Euro) and (iii) the detail of its calculation of the Final Average Closing Price and the determination of the number of the Consideration Shares.

Purchase Price Adjustment

4.4          The Purchase Price shall be subject to adjustment, pursuant to the following provisions of this Article 4.4.

(a)
The Purchase Price shall be adjusted on the basis of the Working Capital as at the Closing Date (the Closing Date Working Capital). If the Closing Date Working Capital will be a negative amount, the Purchase Price shall be reduced by such amount. If the Closing Date Working Capital will be a positive amount, the Purchase Price shall be increased by such amount.

(b)
Within 45 (forty five) Business Days after the Closing Date, the Seller shall deliver (such delivery date, the Delivery Date) to KITD a document containing all the items composing the Closing Date Working Capital drafted pursuant to the Accounting Principles and this Agreement, and a prospectus setting out the Closing Date Working Capital and, consequently, the Purchase Price adjustment (the Calculation).

(c)
For the purpose of preparing the Calculation, the Seller or its representatives, auditors and consultants shall have, immediately after Closing, full access during normal working days and hours to the Company and the Business and all the relevant documentation. Should such access not be given, then the term set out above shall be postponed, starting again from the date a reasonable access is given.

(d)
KITD shall have the right to review the Calculation and, if it does not notify the Seller that it disagrees with the Calculation within 20 (twenty) Business Days following the Delivery Date, then the Calculation and, consequently, the Purchase Price adjustment shall be deemed final and binding upon the Parties.

(e)	If KITD notifies the Seller in writing within the above mentioned term that it disagrees with the Calculation, and specifies:

(i)	the items as to which it so disagrees and the relevant reasons; and

(ii)
the amount of the adjustment it proposes to make in respect of each item, the Parties will attempt to resolve by mutual consent their differences with respect thereto and to find an agreement on such items to make the Calculation and, consequently, the Purchase Price adjustment, final and binding upon the Parties.

(f)
If the Parties are unable to resolve their dispute within 30 (thirty) Business Days after the Delivery Date, the disputed items shall be referred by the most diligent Party to KPMG of Milano or, if such firm is unable or unwilling to serve, to another accounting firm selected by agreement between the Parties or, in the absence of such agreement within 7 (seven) days from the request of one of the Parties, to such independent accountants as may be appointed by the President of the Tribunal of Milan upon request of the most diligent Party (the Firm).

(g)	The Firm shall act according to the following rules:

(i)	it shall address only the items in dispute which have been opposed by KITD within the term set out in Article 4.4(d);

(ii)	the assessment with respect to any individual item in dispute shall not be in excess of, nor less than, the greatest or lowest value, respectively, for that item claimed by the Seller and KITD;

(iii)
it shall render its decision according to the Accounting Principles and according to the definition of Working Capital as set out in this Agreement, within 30 (thirty) Business Days after the acceptance of the office;

(iv)
within such term, it shall deliver to the Seller and KITD a document containing all the items composing the Closing Date Working Capital which, as to the undisputed items, will show the same amounts set out in the Calculation drafted by the Seller and, as to the disputed items, will show the amounts decided by the Firm according to the Accounting Principles and this Agreement. Such document shall also set out the amount of the Closing Date Working Capital and the Purchase Price adjustment resulting from the decision of the Firm.

(h)	The decision of the Firm shall be final, conclusive and binding as per article 1349 of ICC and it shall allocate the Firm’s fees to the losing party.

Earn-out

4.5          In addition to the Purchase Price Adjustment under Article 4.4, pursuant to the terms and conditions set forth in Articles 4.5 to 4.15, the Seller might receive an earn-out consideration, subject to the Gross Margin of the Business - as consistently calculated in accordance with the Accounting Principles on same basis as in the Last Quarter (as defined below) - being a minimum of 40% (the Earn-Out).

4.6          The Earn-Out, if any, can be only satisfied in KITD Common Stock, on the basis of the volume weighted average price of the Shares, obtained by applying the closing price of KITD Common Stock quoted on Nasdaq for the forty five (45) consecutive trading days ending on (and including) the date the Earn-Out will be due (as reported by Bloomberg L.P. for each such trading day, or, if not reported by Bloomberg L.P., any other authoritative source reasonably selected by the Seller). Such average price to be expressed in Euro, at the spot rate of exchange U.S. dollars per Euro applicable on the date the Earn-Out will be due as indicated by the European Central Bank as reference rate following the daily concertation procedure between central banks across Europe and worldwide, updated by 3p.m. C.E.T. in the following web link: http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html (the Earn-Out Average Share Price). The relevant number of Shares to be issued and delivered to the Seller (the Earn-Out Shares) shall be equal to the quotient obtained by dividing (i) the total value of the Earn-Out due by (ii) the Earn-Out Average Share Price, with any fraction rounded up to the next whole number of Shares.

4.7          Without prejudice to the provisions under Articles 4.5 and 4.6, the Earn-Out will consist of, as the case may be:

(a)
an amount equal to Euro 750,000.00 (seven hundred and fifty thousand point zero zero), provided that – and only in the event that – the Revenues of the Business actually realised or accrued in the  First Period shall be higher at least by 12.5% with respect to the Revenues of the Business relevant to last full fiscal quarter of the Seller ended before the Closing Date (the Last Quarter) multiplied by 4 (four);

(b)
an additional amount equal to Euro 500,000.00 ( five hundred thousand point zero zero) provided that – and only in the event that – the Revenues of the Business actually realised or accrued in the First Period shall be higher at least by 25% with respect to the Revenues of the Business relevant to the Last Quarter multiplied by 4 (four);

(c)
an additional amount equal to Euro 750,000.00 (seven hundred fifty thousand point zero zero), provided that – and only in the event that – the Revenues of the Business actually realised or accrued in the First Period shall be higher at least by 37½% with respect to the Revenues of the Business relevant to the Last Quarter multiplied by 4 (four);

(d)
an additional amount equal to Euro 500,000.00 (five hundred thousand point zero zero), provided that – and only in the event that – the Revenues of the Business actually realised or accrued in the Second Period shall be higher at least by 12.5% with respect to the Revenues of the Business relevant to the First Period or the Last Quarter multiplied by 4 (four), whichever is greater;

(e)
an additional amount equal to Euro 500,000.00 (five hundred thousand point zero zero), provided that – and only in the event that – the Revenues of the Business actually realised or accrued in the Second Period shall be higher at least by 25% with respect to the Revenues of the Business relevant to the First Period or the Last Quarter multiplied by 4 (four), whichever is greater.

4.8          For the sake of clarity, the Parties acknowledge and agree that:

(a)
in the event the Revenues of the Business actually realised or accrued in the First Period shall be higher at least by 37½ % with respect to the Revenues of the Business relevant to the Last Quarter multiplied by 4 (four), the Earn-Out concerning the First Period, subject to the provision of Articles 4.5, 4.6 and 4.7, will be an aggregate amount of Euro 2,000,000.00 (two million point zero zero);

(b)
in the event the Revenues of the Business actually realised or accrued in the Second Period will be higher at least by 25% with respect to the Revenues of the Business realised or accrued in the First Period or in the Last Quarter multiplied by 4 (four), whichever is greater, the Earn-Out concerning the Second Period will be, subject to the provision of Articles 4.5, 4.6 and 4.7 above, an aggregate amount of Euro 1,000,000.00 (one million point zero zero); and

(c)	the maximum amount of the Earn Out which could be paid, subject to the provisions of Articles 4.5, 4.6 and 4.7, will be an aggregate amount of Euro 3,000,000.00 (three million point zero zero).

4.9          Within 45 (forty five) Business Days after the end of the First Period, KITD will deliver to the Seller (the Earn-Out Delivery Date) a document certified by the Company’s auditors containing (i) the Revenues of the Business actually realised or accrued in the  First Period; (ii) a declaration confirming whether or not such Revenues are higher at least by 12.5%, or 25% or 37½ %, as the case may be, with respect to the Revenues of the Business relevant to the Last Quarter multiplied by 4 (four); and (iii) the amount of the Earn-Out due to the Seller, if any, as determined according to Article 4.7 (a), (b) and (c) (the Earn-Out Calculation).

4.10        The Seller shall have the right to review the Earn-Out Calculation and, if it does not notify KITD that it disagrees with the Earn-Out Calculation within 20 (twenty) Business Days following the Earn-Out Delivery Date, then the Earn-Out Calculation and, consequently, the amount the Earn Out as determined in the Earn-Out Calculation shall be deemed final and binding upon the Parties.

4.11        If the Seller notifies KITD in writing within the above mentioned term that it disagrees with the Earn-Out Calculation, the matter shall be referred by the most diligent Party to the Firm.

4.12        The Firm shall act according to the following rules:

(a)	it shall render its decision according to the provisions of Articles 4.5, 4.7 and 4.8, within 30 (thirty) Business Days after the acceptance of the office;

(b)
within such term, it shall deliver to the Seller and KITD a document containing the Firm’s final determination on the Earn Out due to the Seller, if any, according to the provision of Articles 4.5, 4.7 and 4.8.

4.13        The Parties agree that the provisions under Article from 4.9 to 4.13 shall apply mutatis mutandis also with regard to the Earn-Out determination in respect of the Second Period.

4.14        The decision of the Firm shall be final, conclusive and binding as per article 1349 of ICC and it shall allocate the Firm’s fees to the losing party.

4.15        KITD agrees that throughout the period of time up to the end of the  Second Period it will not (unless otherwise agreed in writing by the Seller) take or omit to take any action which would prejudice or otherwise adversely affect the amount of the Earn-Out and (to the extent consistent with normal and ordinary business practice) will use all reasonable endeavours to ensure that the business of the Company and the Business will be carried on in all material respects with a view to the maximisation of the Gross Margin and the Revenues. In particular, but without limiting the generality of the foregoing, KITD:

(a)
will procure that the Company will not enter into any artificial or abnormal transaction (other than in the ordinary course of business) the effect of which would be adversely to affect the amount of the Earn-Out;

(b)
will not transfer or dispose of the capital of the Company or any part thereof without the previous written consent of the Seller, which will not be withheld in the event such transfer or disposal would not affect the amount of the Earn-Out;

(c)
will procure that the Company does not transfer or dispose of the Business or part thereof, or merge or amalgamate with other companies without the previous written consent of the Seller, which will not be withheld in the event such transfer or disposal would not affect the amount of the Earn-Out;

(d)	will procure that no resolution will be passed for a voluntary winding-up of the Company.

5.            Payment

5.1          On the Closing Date, simultaneously with the execution of the Deed of Transfer, KITD shall:

(i)	pay to the Seller:

(A)	if KITD elects not to deliver any Consideration Shares, Euro 21,080,000 (twenty one million eighty thousand); or

(B)
if KITD elects to deliver any Consideration Shares and the Consideration Shares Value is equal to or more than the Escrow Amount, Euro 24,800,000 (twenty four million eight hundred thousand) less the Consideration Shares Value; or

(C)
if KITD elects to deliver any Consideration Shares and the Consideration Shares Value is less than the Escrow Amount, an amount equal to the Purchase Price, less the Consideration Shares Value, less the difference between the Escrow Amount and the Consideration Shares Value,

in each case, the Closing Cash Consideration;

(ii)	pay to the Seller Euro 4,000,000 (four million) (the Provisional Working Capital Adjustment);

(iii)	in respect of the Escrow Amount:

(A)	if Article 5.1(i)(A) applies, pay to the Escrow Agent the Escrow Amount;

(B)
if Article 5.1(i)(B) applies, subject to Article 5.4 deliver or cause to be delivered to a book entry customer deposit account of the Escrow Agent (held on behalf of the Seller), in accordance with the book entry registration procedures of KITD’s transfer agent, such number of Consideration Shares that, when multiplied by the Final Average Closing Price, equals the Escrow Amount;

(C)
if Article 5.1(i)(C) applies, subject to Article 5.4 deliver or cause to be delivered to a book entry customer deposit account of the Escrow Agent (held on behalf of the Seller), in accordance with the book entry registration procedures of KITD’s transfer agent, the Consideration Shares and pay to the Escrow Agent a cash amount equal to the difference between the Escrow Amount and the Consideration Shares Value.

(iv)
if Article 5.1(i)(B) applies, subject to Article 5.4 deliver or cause to be delivered to a book entry customer deposit account of the Seller, in accordance with the book entry registration procedures of KITD’s transfer agent, such number of Consideration Shares which results from subtracting the number of Consideration Shares deposited with the Escrow Agent from the total number of Consideration Shares.

5.2          Payment of any Purchase Price adjustment (due by KITD or the Seller, as the case may be) as calculated in accordance with the provisions of Article 4.4, shall be made in cash by the concerned Party within 5 (five) Business Days of the earlier of (i) the date on which the Calculation becomes final and binding on the Parties pursuant to Article 4.4(d) or 4.4(e), or (ii) the date on which the Firm delivers to the Parties the document contemplated by Article 4.4(g)(iv).

5.3          The payments contemplated by this Article 5 shall be made as follows:

(a)
the payment of the Closing Cash Consideration, the Provisional Working Capital Adjustment and any Purchase Price adjustment due by KITD to the Seller as a consequence of an upward adjustment in the Purchase Price pursuant to Article 4.4 shall be made in cash, in immediately available funds, value date the Closing Date, by wire transfer to the bank account to be designated by the Seller at least three (3) Business Days prior to the Closing Date, it being understood that payments will be made not prior to the Closing Date, as provided for by Article 5.1;

(b)
the payment of any Purchase Price adjustment due by the Seller to KITD as a consequence of any downward adjustment in the Purchase Price pursuant to Article 4.4 shall be exclusively made in cash, in immediately available funds, value date the Closing Date, by wire transfer to the bank account of KITD which will be notified in writing by KITD to the Seller;

(c)
payment of any Earn-Out to the Seller as calculated in accordance with the provisions of Articles 4.5, 4.7 and 4.8, shall be made by delivering or causing to be delivered the Earn-Out Shares subject to Article 5.4 to a book entry customer deposit account of the Seller, in accordance with the book entry registration procedures of KITD’s transfer agent, within 5 (five) Business Days of the earlier of (i) the date on which the relevant Earn-Out Calculation becomes final and binding on the Parties pursuant to Article 4.10, or (ii) the date on which the Firm delivers to the Parties the document contemplated by Article 4.12.

5.4          In respect of any delivery of Shares to the Seller or the Escrow Agent pursuant to this Article 5, at least three (3) Business Days prior to the Closing Date or the date on which the payments contemplated by Article 5.3(c) must be made, as the case may be, (i) the Seller shall notify KITD of the details of the relevant deposit account on which the Shares must be delivered and (ii) KITD shall provide a draft of an irrevocable written instruction (to be approved by the Seller – each, an Instruction) to KITD’s transfer agent to (a) record Seller (including in respect of Shares delivered to the Escrow Agent) as owner of such Shares in dematerialized form and (b) deliver the Shares on the relevant deposit account as directed by the Seller. The Seller and KITD hereby agree that (x) in the event that KITD is not permitted by its transfer agent or is otherwise unable, for whatever reason, after using all reasonable endeavours, to deliver the Shares to the Escrow Agent in dematerialized form, then the Seller and KITD will negotiate in good faith and cooperate with the Escrow Agent to make alternative arrangements for the delivery of the Shares to the Escrow Agent in a manner that does not result in increased liability to Seller or KITD, and (y) subject to its compliance with the foregoing, KITD shall not be liable to the Seller on account of its failure to deliver the Shares to the Escrow Agent in dematerialized form rather than an alternative form pursuant to clause (x).

5.5          In case of delay by more than 10 (ten) Business Days of either Party in making any of the payments due to the other Party pursuant to this Agreement, the due amounts shall be automatically increased of interest at a rate equal to 2 (two) percentage points over the Prime Rate ABI from time to time applicable, calculated as from (and including) the date on which the payment is due and up to (but excluding) the date on which such payment  is duly received by the concerned Party.

6.            Escrow

6.1          At Closing, the Seller and KITD shall enter into an escrow agreement with the Escrow Agent substantially on the same terms and conditions detailed in the form attached to this Agreement as Schedule 12 which is agreed upon by the Seller and TXT (the Escrow Agreement), it being understood and agreed by the Seller and KITD that they shall negotiate in good faith with the Escrow Agent any amendments that might be required by the Escrow Agent with regard to the Escrow Agreement. Pursuant to the Escrow Agreement:

(a)	KITD shall deposit with the Escrow Agent the Escrow Amount or the Consideration Shares (collectively, the Escrow Items) as provided for by Article 5.1(iii); and

(b)
the Escrow Agent shall (X) manage the Escrow Items pursuant to the Escrow Agreement and in particular shall sell any Consideration Shares in the manner and on the terms and conditions set forth in the Escrow Agreement and deposit the cash received from such sales in the Escrow Account and such cash shall become the Escrow Amount or part thereof, it being agreed and understood that the Seller shall be bound to top-up the Escrow Account to reflect the difference between the net cash proceeds of such sales and (i) the Final Average Closing Price of the Shares so sold and/or (ii) the value of the Shares so sold in the event there is any such difference for whatever reason, (Y) deliver any Consideration Shares or pay any part of the Escrow Amount to KITD if and to the extent permitted under the Escrow Agreement, and (Z) on the first anniversary of the Closing Date, pay the Seller any amounts remaining in the Escrow Account and/or deliver to the Seller any Consideration Shares still held by the Escrow Agent and the Escrow Agreement shall be terminated on such date, in any event provided that no Claim whatsoever shall have been made at that date. Should such a Claim be made at that date and:

(i)
the amount of the Claim is determined in the Claim (the Amount of the Claim) the Escrow Agent shall keep such number of Consideration Shares equal in value to the Amount of the Claim, provided that the value of such Consideration Shares shall be calculated based upon the Final Average Closing Price. Only if the Amount of the Claim is higher than the value of all Consideration Shares still held by the Escrow Agent, the Escrow Agent shall also keep such portion of the Escrow Amount equal to the difference between the Amount of the Claim and the value of all Consideration Shares still held by the Escrow Agent. The Escrow Items so retained by the Escrow Agent shall only be released in accordance with the provisions of the Escrow Agreement.

(ii)
the amount of the Claim is not determined in the Claim, KITD shall have to notify the Escrow Agent and the Seller the amount of the Claim estimated in good faith by KITD itself (the Estimated Amount of the Claim) and the Escrow Agent shall keep such number of Consideration Shares equal to in value to the Estimated Amount of the Claim, provided that the value of such Consideration Shares shall be calculated based upon the Final Average Closing Price. Only if the Estimated Amount of the Claim is higher than the value of all Consideration Shares still held by the Escrow Agent, the Escrow Agent shall also keep such portion of the Escrow Amount equal to the difference between the Estimated Amount of the Claim and the value of all Consideration Shares still held by the Escrow Agent. The Escrow Items so retained by the Escrow Agent shall only be released in accordance with the provisions of the Escrow Agreement.

6.2          Each Party agrees and acknowledges that:

(a)	while any Consideration Shares are held in the Escrow Account, the Seller shall have all rights of ownership, including all voting rights, associated with such Consideration Shares; and

(b)
the Seller shall be permitted to direct the Escrow Agent (provided that the Seller’s instructions are not discrepant with the provisions of the Escrow Agreement) to sell any Consideration Shares held in the Escrow Account in accordance with the Seller’s written instructions and KITD agrees and acknowledges that if KITD's instructions are required by the Escrow Agent to carry out the foregoing, it will jointly instruct the Escrow Agent to undertake such sale(s), in accordance with the Seller's instructions; provided that the cash received from such sales shall be deposited by the Escrow Agent in the Escrow Account and such cash shall become the Escrow Amount or part thereof pursuant to and in accordance with the provisions of Article 6.1(b), it being agreed that the Seller shall be bound to top up the Escrow Account to reflect, if any, the difference between the net cash proceeds of such sales and (i) the Final Average Closing Price of the Shares so sold and/or (ii) the value of the Shares so sold in the event there is any such difference for whatever reasons, as agreed by the Parties in previous Article 6.1(b).

6.3          All costs and expenses associated with the Escrow Account and the Escrow Agreement shall be borne, as to 50% (fifty per cent) by KITD and as to 50% (fifty per cent) by the Seller.

7.            Other Pre-Closing Undertakings

Transition Agreements

7.1          Prior to Closing the Parties shall set out and finalise in good faith the terms and conditions of one or more transitional agreements (collectively, the Transition Agreements) concerning:

(a)	if requested by KITD, space rent, IT and other administration services to be performed by the Seller in favour of the Company for an agreed limited period of time;

(b)
use by the Company of the name “Polymedia”, it being understood that (i) any registered or unregistered trademark or name or sign containing the words “TXT-Polymedia” owned by the Seller shall not be an element of the Business and shall not be transferred or licensed to the Company, and (ii) neither the Company, nor KITD or any of their affiliates shall be entitled or authorised to register or otherwise use any trademark or name or sign containing the word “TXT” or similar names or signs;

(c)	e-mail and corporate website management service to be performed by the Company in favour of the Seller for an agreed limited period of time; and

(d)
a royalty and any other consideration free, non-exclusive licence, having a term of 20 (twenty) years, to be granted by the Company to the Seller for the use of the software of Content Management “Polymedia video” to edit and publish contents on the Seller corporate websites, to be executed at Closing on market terms and conditions in order to ensure a smooth transition of the Business from the Seller to the Company.

Registration of Shares

7.2          Promptly after the execution of this Agreement, KITD shall, at its sole cost, initiate to prepare a registration statement and resale prospectus (the Prospectus) on Form S-3 under the Securities Act (or such other form as deemed appropriate by counsel to KITD) for the registration for the resale of an adequate number of Shares sufficient to include all Consideration Shares which may be issued under this Agreement (the Registration Statement) and shall use its commercially reasonable efforts to progress such Registration Statement procedure as expediently as possible, including updating information with regard to the Shares as it becomes known. The Seller shall cooperate with KITD and furnish to KITD such information regarding itself and the intended method of disposition of such securities as shall be required to effect the Registration Statement. KITD shall promptly provide copies of all internal drafts of the Registration Statement to Seller and its counsel.

Neodata

7.3          The Parties acknowledge that pursuant to the By-laws of Neodata, the other quotaholders of such company (each, an Other Neodata Quotaholder) have in respect of the Neodata Quota, (i) a pre-emptive right (the Pre-emption Right) and (ii) a right to make the effectiveness of the sale of the Neodata Quota subject to the Other Neodata Quotaholders’ consent to the purchaser (the Consent). Therefore, the Parties agree that:

(a)
Upon execution of this Agreement, the Seller shall notify the Other Neodata Quotaholders (the Neodata Notice) that the Parties have agreed to transfer the Neodata Quota from the Seller to the Company and offer them, in accordance with the By-laws of Neodata, to exercise the Pre-emption Right.

(b)
If upon receipt of the Neodata Notice any Other Neodata Quotaholder exercises the Pre-emption Right (i) the portion of the Neodata Quota for which the Pre-emption Right has been exercised (which could be up to 100% of the Neodata Quota) shall be transferred to such Other Neodata Quotaholder(s), shall no longer be an element of the Business and the Seller shall be released from any obligation to transfer to the Company or KITD such portion of the Neodata Quota as part of the Business and (ii) the portion of the Neodata Quota (if any) which has not been transferred to any Other Neodata Quotaholder shall be transferred to the Company pursuant to, and subject to the conditions of, Articles 7.4 to 7.6.

(c)
If upon receipt of the Neodata Notice no Other Neodata Quotaholder exercises the Pre-emption Right or has refused to give the Consent, the Neodata Quota shall be transferred to the Company pursuant to, and subject to the conditions of, Articles 7.4 to 7.6.

7.4	If at the Closing Date:

(a)	the procedure for the exercise of the Pre-emption Right is not completed, and/or

(b)
the term to refuse the Consent provided for by the Neodata By-laws (which is 90 days of the date of receipt of the relevant notice for each Other Neodata Quotaholder – the Term for the Consent) is not expired, the Neodata Quota shall not be transferred to the Company at Closing and, provided that the Consent is not refused, the transfer to the Company of the Neodata Quota (or any remaining portion thereof) which has not been transferred to any Other Neodata Quotaholder shall be postponed to a date to be fixed by the Parties in good faith as soon as possible but in any event not later than fifteen Business Days after the later of (X) the date of completion of the procedure for the exercise of the Pre-emption Right and (Y) the date of expiration of the Term for the Consent for all Other Neodata Quotaholders.

7.5          If by the date of expiration of the Term for the Consent any Other Neodata Quotaholder expressly refuses its Consent in accordance with the relevant provisions of the By-laws of Neodata, the Neodata Quota shall not be transferred to the Company, shall no longer be an element of the Business and the Seller shall be released from any obligation to transfer to the Company or KITD the Neodata Quota as part of the Business.

7.6          The Parties agree that the Purchase Price shall be reduced by (i) an amount equal to the Consideration for the Neodata Quota, in the event the entire Neodata Quota is not transferred to the Company; or (ii) an amount equal to a percentage of the Consideration for the Neodata Quota equal to the percentage of the Neodata Quota which is not transferred to the Company pursuant to Articles 7.3 to 7.5.

Interim Period

7.7          Except as otherwise expressly provided for under this Agreement or consented in writing by KITD, during the period from the date hereof and until the Closing Date (the Interim Period), the Seller shall properly conduct the Business materially in compliance with the Law, in its normal and ordinary course, in a prudent and customary manner, consistent with the past practice, with a view to preserving the goodwill thereof and without materially dismissing or obviating any of the Warranties or other representations, warranties, indemnities, covenants or agreements of the Seller under this Agreement. Without limiting the generality of the foregoing, during the Interim Period the Seller, except as otherwise expressly provided for under this Agreement or consented in writing by KITD shall:

(a)	not sell or otherwise dispose, in whole or in part, of any material Asset nor create over any of the material Assets any Encumbrances;

(b)
regularly perform its obligations under any Transferred Agreement and refrain from doing any act or omitting to do any act that shall cause a material breach by the Seller of any Transferred Agreement;

(c)	not amend the agreements comprised in the Business and not enter into new contracts with related parties (parti correlate);

(d)
except in the ordinary course of business, not employ any person or increase the compensation payable or to become payable to any of the Transferred Employees, other than increases mandated by Law and not enter into employment, bonus, death, retirement, profit sharing, share incentives or deferred compensation agreements with any of the Transferred Employees;

(e)	not make any amendment, termination, cancellation or compromise of any material claims relating to the Business nor agree on any waiver of any other material rights to the Business.

Tax Certificate

7.8          The Seller will duly request, within 7 (seven) Business Days from the date hereof, to the competent Tax Authorities the issuance of the Tax Certificate.

No Anti-trust Clearance

7.9          After having analysed also with the support of external advisors all the relevant data and information about the Seller and the Business, KITD represents and warrants to the Seller that the concentration resulting from the transaction contemplated by this Agreement (i) does not need to be notified to or cleared by any antitrust authority, and (ii) does not violate any applicable antitrust laws and regulations. KITD shall be liable to pay to the Seller the entire amount of any Damage which may be suffered by the Seller as a consequence of the breach of the aforesaid representations and warranties.

8.	Conditions Precedent

Conditions Precedent of the Seller and KITD

8.1          The obligation of the Seller and KITD to effect the transactions contemplated hereby shall be subject to the fulfilment (or waiver in writing by both the Seller and KITD) by and no later than the Closing Date of each the following Conditions Precedent:

(a)	the Union Consultation having been duly completed;

(b)	the Contribution having been completed pursuant to Article 3.3;

(c)	the Company having been validly transformed into società per azioni;

(d)	the terms and conditions of the Transition Agreements having been finally agreed in good faith between the Parties.

8.2          If any of the Conditions Precedent set forth under Article 8.1 has not been waived in writing by both the Seller and KITD, or fulfilled, or performed in any material respect by the Seller or KITD by the Closing Date, the Seller and KITD shall be entitled to terminate this Agreement by notice in writing to KITD or the Seller, as the case may be, in which case the Parties shall be released from all obligations hereunder save for the obligations under Articles 14, 15 and 16. This shall, in any case, be without prejudice to (i) the possible liability of each Party for having prevented the fulfilment of a condition that was within the control of such Party, or if the condition was not within the control of the Party, such Party’s liability for not having taken all reasonable measures to ensure its fulfilment; and, in any case (ii) the rights and remedies provided for by Article 1453 et seq. of the ICC for cases of total and partial default of, or a failure to comply with, any obligation or undertaking in respect of the Conditions Precedent.

Conditions Precedent of KITD

8.3          The obligation of KITD to effect the transactions contemplated hereby shall be subject to the fulfilment (or waiver in writing by KITD) by and no later than the Closing Date of each the following Conditions Precedent:

(a)	the Tax Certificate having been obtained by the Seller;

(b)	the Seller having been in substantial compliance with the undertakings set out in Article 7.7;

(c)
each of the members of the board of directors of the Company in office having (i) submitted its written resignation effective as of the Closing, acknowledging and agreeing in writing that he/she has no rights, entitlements, claims, requests or actions against the Company or KITD for whatever cause or reason and (ii) irrevocably and unconditionally waived any actions, claims, requests for any reason whatsoever against the Company and KITD;

(d)
the Company having convened for the Closing or holding at Closing Date as a plenary meeting a shareholders’ meeting for the appointment of those members of the board of directors of the Company as will be notified in writing by KITD to the Seller no later than 5 (five) days before the Closing Date.

8.4          If any of the Conditions Precedent set forth under Article 8.3 has not been waived in writing by KITD, or fulfilled, or performed in any material respect by the Seller by the Closing Date, KITD shall be entitled to terminate this Agreement by notice in writing to the Seller, in which case the Parties shall be released from all obligations hereunder save for the obligations under Articles 14, 15 and 16. This shall, in any case, be without prejudice to (i) the possible liability of each Party for having prevented the fulfilment of a condition that was within the control of such Party, or if the condition was not within the control of the Party, such Party’s liability for not having taken all reasonable measures to ensure its fulfilment; and, in any case (ii) the rights and remedies provided for by Article 1453 et seq. of the ICC for cases of total and partial default of, or a failure to comply with, any obligation or undertaking in respect of the Conditions Precedent.

Conditions Precedent of the Seller

8.5          The obligation of the Seller to effect the transactions contemplated hereby shall be subject to the fulfilment (or waiver in writing by the Seller) by and no later than the Closing Date of each the following Conditions Precedent:

(a)	the preparation of the Prospectus having been duly initiated and diligently pursued by KITD pursuant to Article 7.2;

(b)
if KITD elects to deliver any Consideration Shares, (i) a Consideration Shares Notice having been duly prepared and delivered by KITD to Seller pursuant to Article 4.3, (ii) the form of the Instruction having been approved by Seller’s counsel.

8.6          If any of the Conditions Precedent set forth under Article 8.5 has not been waived in writing by the Seller, or fulfilled, or performed in any material respect by KITD by the Closing Date, the Seller shall be entitled to terminate this Agreement by notice in writing to KITD, in which case the Parties shall be released from all obligations hereunder save for the obligations under Articles 14, 15 and 16. This shall, in any case, be without prejudice to (i) the possible liability of each Party for having prevented the fulfilment of a condition that was within the control of such Party, or if the condition was not within the control of the Party, such Party’s liability for not having taken all reasonable measures to ensure its fulfilment; and, in any case (ii) the rights and remedies provided for by Article 1453 et seq. of the ICC for cases of total and partial default of, or a failure to comply with, any obligation or undertaking in respect of the Conditions Precedent.

9.	Closing

9.1         The Closing shall take place on a date (the Closing Date) which shall be 7 (seven) Business Days of the date on which all the Conditions Precedent have been fulfilled or waived, at the offices of a Notary in Milan, to be chosen by KITD and notified to the Seller at least 5 (five) Business Days in advance and at a time as shall be notified in writing by the Seller to KITD, or at any other time, date or place as may be subsequently agreed upon in writing between the Parties.

9.2         At the Closing, the following actions shall be performed:

(a)
the Seller shall deliver to KITD (i) certified copies of the documents evidencing the accomplishment of the Contribution and the transformation of the Company into a società per azioni and (ii) an excerpt of the Company issued by the competent Companies’ Register evidencing that the Contribution has been completed and that the Company has been transformed into a Società per azioni;

(b)	KITD shall pay to the Seller the Closing Cash Consideration and the Provisional Working Capital Adjustment in accordance with Article 5.3(a);

(c)
if KITD shall pay any portion of the Purchase Price by delivering Shares to the Seller, it shall issue and deliver to the Seller the Consideration Shares and provide the Instructions (including for the purposes of Article 9.2(e)) in accordance with Article 5.4;

(d)	the Seller, KITD and the Escrow Agent shall enter into the Escrow Agreement;

(e)	KITD shall pay the Escrow Amount or deliver the Consideration Shares to the Escrow Agent as provided for by Article 5.1(iii);

(f)	immediately after that the actions contemplated by Articles 9.2(a), 9.2(b), 9.2(c), 9.2(d) and 9.2(e) have been duly performed:

(i)
subject to and in accordance with the terms and conditions of Articles 7.3 to 7.5, the Seller and the Company shall execute a notarial deed of transfer of the Neodata Quota (or the remaining portion thereof) from the Seller to KITD pursuant to Article 2470 ICC;

(ii)	the Seller shall deliver to KITD the resignations letters referred to in Article 8.3(c);

(iii)	the shareholders’ meeting for the replacement of the members of the board of directors of the Company shall duly take place in accordance with Article 8.3(d);

(iv)
the Seller and KITD shall complete the transfer of the Polymedia Shares by way of endorsement in full property (piena proprietà) of the Polymedia Shares in the name of KITD pursuant to Italian law and delivery to KITD of the endorsed share certificates representing the Polymedia Shares, it being understood and agreed by the Seller that the endorsement in full property (piena proprietà) and delivery of the Polymedia Shares to KITD in accordance with Italian laws shall be made in fulfilment of the obligations hereunder and it shall in no event be construed as constituting a novation (“novazione”) of this Agreement;

(v)
KITD shall pay to the notary (i) any stamp, transfer, registration or similar taxes or charges due in respect of the transfer of the Polymedia Shares and  (ii) all notary’s fees and expenses in connection with the transfer of the Polymedia Shares;

(vi)	KITD and the Seller shall execute the Transition Agreements;

(vii)	the Seller shall deliver the Tax Certificate to KITD.

9.3          All the actions and transactions to be performed and made up at the Closing shall be considered to be a single transaction so that, at the request of the Party interested in a specific action or transaction being carried out, no action or transaction will be considered to have been effected until all the actions and transactions to be performed and made up at the Closing have taken place as provided for hereunder.

9.4          In the event that the Closing cannot be consummated within 90 (ninety) days of the date hereof (the Final Term), KITD and the Seller shall have the right to terminate and withdraw from this Agreement by giving notice to the other Parties by registered letter, return receipt requested, within 30 (thirty) Business Days of the expiry of the Final Term and neither Party shall have any right or claim of any nature whatsoever against the other Parties as a result thereof, except in respect of breach of the terms and conditions of this Agreement and provided that if a Party is in material breach or default of this Agreement, such defaulting Party shall not be entitled to exercise this right of termination and withdrawal.

10.	Representations and Warranties

10.1        Subject to the exceptions and limitations set forth in this Agreement, (i) the Seller hereby only makes the representations and statements, and gives the warranties vis-à-vis KITD, and (ii) KITD hereby only makes the representations and statements, and gives the warranties vis-à-vis the Seller, all as set out in Schedule 13 Part A and Part B, respectively (the Warranties), and promise that the Warranties are correct, true, accurate and complete in all material respects as of the date of this Agreement and that they will also be correct, true, accurate and complete in all material respects on the Closing Date. If KITD shall pay any portion of the Purchase Price by issuing and delivering Shares to the Seller, then KITD makes the representations and statements, and give the warranties set out in Schedule 13 Part C (the Equity Warranties) vis-à-vis the Seller, and promises that the Equity Warranties are correct, true, accurate and complete in all material respects as of the date of this Agreement and that they will also be correct, true, accurate and complete in all material respects as of the Closing Date.

10.2        All of the representations, statements, warranties and indemnity obligations of the Seller in this Agreement are subject to and limited by the matters disclosed to KITD in, referred to, or resulting from, this Agreement, and the Data Room Documents, even if the matters disclosed therein and herein which could be relevant to the representations, warranties and indemnity obligations of the Sellers are not specifically referred to in the representations, warranties and indemnity obligations and this Agreement. It is further understood and agreed that no (i) matters disclosed in, referred to, or resulting from, this Agreement, and the Data Room Documents, permitted or contemplated under this Agreement, or (ii) matters with respect to which the Seller does, or abstains from doing something in order not to breach any applicable Law (including, without limitation, any law or regulation relating to securities and capital markets, antitrust or privacy matters), may constitute grounds for KITD to claim damages for or indemnification in respect of a breach of any of the representations, warranties, obligations or undertakings contained in this Agreement, from the Seller, whether pursuant to Article 11, or otherwise. Without limiting the generality of the foregoing, the Seller makes no representation and gives no warranty to KITD with respect to financial or economic projections, estimates, analyses, budgets, business plans or management analyses of the future profitability, revenues or financial or trading performance or prospects of the Company and the Business.

10.3        For all purposes of Article 10.2 and generally this Agreement any information available from, or which can be disclosed or obtained by searches of or enquiries to the Commissione Nazionale per le Società e la Borsa and the competent Companies’ Register of the Seller are considered to have already been disclosed to KITD, whether or not such investigations, searches, enquiries and/or inspections have been made.

11.	Indemnification

11.1        Without prejudice and subject to the exclusions and limitations specified in Article 10, this Article 11 and elsewhere in this Agreement, the Seller shall pay to KITD any and all Damages which would not have been so incurred and/or suffered if all Warranties of the Seller had been correct, true, accurate and complete (each, an Indemnification). Any Indemnification payable to KITD shall first be satisfied by delivery or transfer to KITD of such number of Consideration Shares still held at that time by the Escrow Agent or Seller, equal in value to such Indemnification; provided that for purposes of this Article 11.1 the value of each such Consideration Shares shall be calculated based upon the Final Average Closing Price. Only after delivery or transfer to KITD of all Consideration Shares still held by the Escrow Agent or the Seller, in accordance with the immediately preceding sentence, shall any remaining Indemnification payable to KITD be satisfied by the payment of cash.

11.2        KITD shall indemnify and hold the Seller harmless, by way of cash payments, in respect of any Damage which would not have been so incurred and/or suffered if all Warranties of KITD had been correct, true, accurate and complete, it being agreed between the Parties that the provisions set forth in Articles 11.3 to 11.6 shall apply, mutatis mutandis to the Indemnifications due to the Seller, save for what specified in Article 11.2(d). If KITD shall deliver any portion of the Purchase price by issuing Shares to the Seller, then:

(a)
KITD shall indemnify and hold the Seller harmless in respect of any and all Damage suffered by the Seller, which would not have been so incurred and/or suffered if all Equity Warranties had been correct, true, accurate and complete, including, without limitation, for all Damages arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by KITD of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to KITD and relating to action or inaction required of KITD in connection with any such registration, qualification or compliance except insofar as the same are caused by or contained in any information furnished in writing to KITD by the Seller expressly for use therein or by the Seller’s failure to deliver a copy of the Registration Statement, or Prospectus or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after KITD has furnished the Seller with a sufficient number of copies of the same prior to any written confirmation of the sale of Shares by the Seller to a third party.

(b)
The Seller shall indemnify and hold KITD harmless in respect of any and all Damages suffered by KITD arising out of or based upon any untrue statement of a material fact contained in the Registration Statement or Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as the same are caused by or contained in any information furnished in writing to KITD by the Seller expressly for use in the Registration Statement or Prospectus or by the Seller’s failure to deliver a copy of the Registration Statement, or Prospectus, or any amendment thereof or supplement thereto (if the same was required by applicable law to be so delivered) after KITD has furnished the Seller with a sufficient number of copies of the same prior to any written confirmation of the sale of Shares by the Seller to a third party; provided that the Seller's obligation to indemnify under this Article 11.2(b) shall be limited to the net proceeds (after underwriting fees, commissions or discounts or similar payments) actually received by the Seller from the sale of Shares pursuant to the Registration Statement or Prospectus or any amendments or supplements thereto.

(c)
If the indemnification provided for in clause (a) or (b) above is held by a court of competent jurisdiction to be unavailable to the indemnified Party with respect to any Damage, then the indemnifying Party, in lieu of indemnifying the indemnified Party hereunder, shall contribute to the amounts paid or payable by the indemnified Party, as a result of such Damage in such proportion as is appropriate to reflect the relative fault of KITD on the one hand and of the Seller on the other in connection with the statements or omissions which resulted in such Damage as well as any other relevant equitable considerations. The relative fault of KITD and of the Seller shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by KITD or by the Seller and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Party guilty or liable of fraudulent misrepresentation shall be entitled to contribution from any other Party.

(d)	KITD’s maximum aggregate liability in respect of the Equity Warranties shall be in any case limited to Euro 8,000,000.00 (eight million).

Exclusions and Limitations

11.3        Anything herein or in any applicable Law to the contrary notwithstanding:

(a)
the Seller shall only be liable to KITD under Article 11.1. In particular, the Seller does not directly or indirectly make any representations, give any warranties or undertake any commitments with reference to the Polymedia Shares, the Company, the Business, the assets, liabilities and other elements of the Business and any other matter contemplated by this Agreement, vis-à-vis any Party, other than those expressly and specifically made, given or undertaken in this Agreement.

(b)	With respect to any obligation on the part of the Seller to indemnify KITD under this Agreement, the Seller shall not be liable:

(i)
if the sum due in connection with any single occurrence giving rise to an Indemnification does not exceed an amount equal to Euro 12,000 (twelve thousand) and such amounts shall be disregarded for all purposes, including for the purposes of Article 11.3(b)(ii);

(ii)
until the aggregate of all amounts that would otherwise be due pursuant to Article 11.1 or otherwise in this Agreement exceeds an amount equal to Euro 200,000 (two hundred thousand), it being understood that, if such limit is exceeded, the Seller shall be liable for the entire amount.

(c)
The Seller’s maximum aggregate liability under Article 11.1 or otherwise shall be in any case limited to Euro 6,200,000 (six million two hundred thousand), except for Indemnifications concerning (i) ownership of, and undisclosed Encumbrances on, the Polymedia Shares and the Assets, and (ii) any fraud (dolo) committed by the Seller, which shall not be subject to the cap provided for in this Article 11.3(c).

(d)
In no event shall the Seller be responsible to KITD under Article 11.1 or otherwise in this Agreement in respect of any actual or alleged inaccuracy or breach of the Seller’s Warranties which is notified to the Seller after the first (1st) anniversary of the Closing Date; provided however, that such Seller’s indemnity obligations shall survive (i) the aforesaid expiration date in respect of any actual or alleged breach of the Seller’s Warranties which, as of the date of such expiration, already constitutes the subject matter of a Notice of Claim and (ii) the date that is 90 (ninety) Business Days after the expiry of the statute of limitation with respect to the Warranties of the Seller under Articles 1.29 to 1.33 of Schedule 13 Part A.

(e)
No Indemnification shall include any decrease in value of the Business, the Company, the Polymedia Shares or KITD loss of income, revenues or profits by the Company, KITD or its affiliates, or any indirect or consequential damage. It is further understood and agreed that any Indemnification shall be limited to the amount of any final and successful third party claim (including from public authorities) or, in cases not involving a third party claim, the amount of any cash disbursement made by KITD up to the limit of the Damage actually suffered.

(f)	KITD shall not be entitled to recover Damages or obtain payment of Indemnifications more than once in respect of any Damage or other set of circumstances which gives rise to more than one Claim.

(g)
In the event and to the extent that any Damage incurred by KITD or any of its affiliates is immediately deductible by the Company or KITD or of its affiliates from income Tax payable for income Tax purposes, the amount of any such Damage will be reduced by a percentage equal to the percentage of the aggregate then current income Tax rate applicable to the Company or KITD or the affiliate for the fiscal year in which the income Tax deduction may be taken. It is agreed, furthermore, that should no such Tax deduction be available to the Company or KITD or the affiliate at the time of the occurrence of such Damage for any reason whatsoever, including in relation to the absence of taxable income, then the Seller shall pay the relevant Indemnification (unless KITD directs otherwise) but KITD, if and to the extent that such Damage (or related deduction) may be and is carried forward for Tax purposes, shall return promptly to the Seller such Indemnification (or portion thereof) if and when the Tax deduction is actually made in relation to such Damage.

(h)	The amount of any Indemnification payable by the Seller, and in any event the obligations and the liabilities of the Seller, shall be further reduced by:

(i)	the amount of any insurance or similar payment that the Company or KITD or any of its affiliates has received in connection with the event giving rise to the Indemnification;

(ii)
the amount of any other indemnification or compensation amount that the Company or KITD or any of its affiliates has received from any third party in connection with the event giving rise to the Indemnification.

(i)
Any amounts due by the Seller to KITD as Indemnification shall be computed without regard to any multiple, price-earnings or equivalent ratio implicit or otherwise used in the negotiation or determination of the Purchase Price.

(j)
Any amounts which may be due by the Seller as Indemnification shall be netted against any supervening asset (sopravvenienza attiva) accrued to the benefit of the Company in respect of the Business as from the Closing Date.

(k)
Under no circumstances shall the Seller be required to compensate or indemnify KITD more than once for Damages suffered by the Company, KITD and its affiliates which relate to the same events or circumstances. Where this provision is applicable, the Seller’s maximum liability shall be confined to the greater of the Damage suffered by either the Company or KITD or the relevant affiliate.

(l)
KITD undertakes to (i) take any action necessary or appropriate (including, without limitation, any notification to be made to its insurers and the diligent commencing and pursuit of any proceedings) or cause any action necessary or appropriate to be taken by its affiliates, in order to obtain the payment of insurance indemnities or other sums in compensation of or to reduce a Damage and in any event (ii) avoid or mitigate any Damage which may give rise to an Indemnification.

Handling of Claims

11.4        Procedure for the request of Indemnification. If any event occurs which could give rise to the Seller’s Indemnification liability, the following provisions shall apply:

(a)
KITD shall give prompt written notice to the Seller of such event (a Notice of Claim) and shall provide all reasonable particulars thereof (each, a Claim), provided that any delay in giving such notice shall not relieve the Seller of its Indemnification obligations except to the extent of any Damages actually suffered by it as a result of such delay. In particular, if the claim relates to a Third Party Claim (as defined below) the Notice of Claim shall be given to the Seller within a term as will be appropriate in the circumstances to allow the filing of an appeal, opposition or take any other necessary action in respect of such Third Party Claim and in any event not later than 7 (seven) days of the date of receipt by KITD of the Third Party Claim.

(b)
The Notice of Claim shall set forth in reasonable detail (i) the Claim which KITD  intends to make, including whether it results from a Third Party Claim, (ii) the alleged amount of the claimed Indemnification, (iii) the specific Warranty that KITD alleges to be breached, it being understood and agreed that KITD shall promptly and continuously make available to the Seller all the documentation which may be reasonably and in good faith necessary or appropriate for the purposes of enabling the Seller to be informed and to take any and all appropriate actions in respect of the Damage subject of the Claim. It is understood and agreed that failure by the Seller to accept KITD’s Claim or to reply in writing to a Notice of Claim within 30 (thirty) days of receipt thereof shall be deemed as rejection by the Seller of the Claim made in the Notice of Claim.

(c)
During a period of 30 (thirty) Business Days following the giving of the Notice of Claim, the Seller and KITD will attempt to resolve any differences which they may have with respect to any matters constituting the subject matter of such Notice of Claim. If, at the end of such period, the Seller and KITD fail to reach an agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached may, thereafter, be submitted to arbitration pursuant to Article 15.

Third Party Claims

11.5
In the event of any claim, action, suit or proceeding asserted or initiated by a third party against the Company or KITD and/or any of its affiliates constituting the subject matter of a Notice of Claim (a Third Party Claim):

(a)
The Company and/or KITD and/or the involved affiliate shall not make or accept any settlement of any Third Party Claim nor shall make acquiescence thereto or, as the case may be, to any demand, assessment, judgement or order constituting the subject matter of a Notice of Claim, without the prior written consent of the Seller.

(b)
With respect to any Third Party Claim, the Seller shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Third Part Claim. If the Seller elects to assume such control, KITD  shall have the right to participate to the negotiation, settlement or defence of the Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by KITD.

(c)
The failure by the Company and/or KITD and/or its involved affiliate to comply with paragraphs (a) and (b) above shall result in the Seller being discharged from its Indemnification obligations in respect of the relevant Claim.

Exclusive Remedy

11.6        The Parties agree that KITD’s right to obtain Indemnification from the Seller pursuant to this Article 11 shall exclude any other right, action, remedy, defence, exception, claim or means of protection available to KITD, the Company, or any of its affiliates under any applicable Law in relation to the Seller’s breach of any Warranties, or any of the obligations or undertakings of the Seller contained in this Agreement. In particular, and without limitation, KITD and the Company shall not be entitled to terminate or rescind or modify this Agreement or refuse to effect the Closing or perform its obligations under this Agreement prior to, on or after the Closing, for any reason, including a material breach by the Seller of the provisions of this Agreement.

12.	Other Covenants

Transferred Customer Agreements

12.1       The Seller and the Company shall use their best commercial efforts to procure that all the customers of the Transferred Agreements which, at the date hereof, are supply agreements whereby the Seller through the Business provides services to customers as listed in Schedule 14 (the Transferred Customer Agreements) continue their contractual relationship with the Company after the Closing.

12.2       In the event that, in the period of time running from the Closing Date up to the 90th day after the Closing Date:

(a)
Transferred Customer Agreements with any customer are lawfully terminated (including due to the exercise of the right of withdrawal) by the relevant customers for the reason that (i) the Transferred Customer Agreement was transferred to the Company as a consequence of the Contribution, or (ii) the Polymedia Shares have been sold by the Seller to KITD but such termination or withdrawal in not due to any reason under Legislative Decree 12 April 2006, no. 163 (the Terminated Agreements); and

(b)
the global and entire amount of Missing Revenues (as defined below) exceed by more than 10% the total revenues of the Business relevant to the period between 1 October 2010 (included) up to 31 December 2010 (included) (the 4th Quarter Revenues), then, the Seller shall pay KITD an amount equal to the aggregate Missing Revenues (and therefore not only the amount exceeding 10% of the 4th Quarter Revenues) of each of the Terminated Agreement multiplied by 4.

For the purpose of this Article 12.2, Missing Revenues in respect of each of the Terminated Agreement means:

(i)
the 4th Quarter Revenues of the Seller in respect of such Terminated Agreement, if upon the effective date of its termination the term of the Terminated Agreement was due to expire in 12 months or more than 12 months; or

(ii)
a fraction of the 4th Quarter Revenues of the Seller in respect of such terminated Agreement equal to as many twelfth of such 4th Quarter Revenues as is the number of months still to elapse until such Terminated Agreement expiration date as resulting from the Termination Agreement itself, if upon the effective date of its termination, the term of the Transferred Agreement was due to expire in less than 12 months.

Polymedia Name

12.3       The Parties expressly agree that, following the Closing Date, the name “Polymedia” shall no longer be used, even if included in any registered trademark or in any application for the registration of a trademark, by the Seller which hereby undertakes not to use and cause each of the Seller’s affiliates not to use the “Polymedia” name. The Seller undertakes to circulate promptly after Closing specific instructions to its personnel and its affiliates to refrain from using the “Polymedia” name after the Closing Date and to provide KITD with a copy of such instructions. It is further understood and agreed between the Parties that should the Seller or any of its affiliates use the name “Polymedia” after the 60th (sixtieth) day of the Closing Date, the Seller shall pay to Kit Italy, as liquidated damages, the amount of Euro 100,000.00 (one hundred thousand point zero zero) for each of such violations, without prejudice to the right of Kit Italy to claim for any further damages occurred as a result of any such violations.

Guarantees

12.4       The Seller shall be, as from the Closing Date, released from any liability deriving from any fideiussione, guarantee, security, comfort letter, letter of patronage or similar instrument (the Guarantees) supplied to third parties by the Seller or any other third party on behalf of the Seller in respect of the Business and the Company  as listed in Schedule 15. To this end, KITD shall procure that any such third party indicated in Schedule 15 issues to the Seller, within 90 (ninety) Business Days of the Closing Date, a letter whereby it releases and discharges the Seller from any liability under the relevant Guarantee in respect of claims which may be made by such third party after Closing and declares not to have any claim, demand or outstanding right (whether actual or contingent) vis-à-vis the Seller arising out of, or in connection with, any Guarantee only with regard to facts, circumstances and/or events which could occur following Closing. In connection with the above, as from the Closing Date KITD shall be liable to pay to the Seller the entire amount of any Damage suffered by the Seller, arising out of or based upon or in connection with any such Guarantees.

Insurance Coverage

12.5       With effect as from the Closing Date, all insurance contracts and policies to which the Company is a party, or of which it is a beneficiary, as a member of the TXT group will be terminated, with no further outstanding responsibilities or liabilities for the concerned insurers. KITD shall procure that as from the Closing Date the Company obtains new insurance coverage adequate to replace all the terminated insurance contracts and policies.

Indemnification of Directors and others.

12.6       Except in the case of fraud or wilful misconduct, KITD hereby undertakes not to make any claim or action against the current or past directors, managers or officers of the Company or the Seller based on any act or omission by any of them prior to the Closing Date (including without limitation for the liabilities arising from the exercise of direction and coordination activity pursuant to Article 2497 and seq. of ICC).

12.7       Except in the case of fraud or wilful misconduct, KITD hereby undertakes to cause the Company not to adopt or make any resolution, claim or action against the current or past directors, managers or officers of the Company or the Seller, based on any act or omission by any of them prior to the Closing (including without limitation for the liabilities arising from the exercise of direction and coordination activity pursuant to Article 2497 and seq. of ICC).

12.8       Except in the case of fraud or wilful misconduct, KITD hereby undertakes to keep harmless and indemnify the current or past directors, managers and officers of the Company or the Seller and the Seller from and against any and all claims, actions, damages, losses, liabilities, costs, expenses and payments that any of them may suffer or incur as a result of actions brought against them in connection with acts or omissions by any of them prior to the Closing Date (including without limitation for the liabilities arising from the exercise of direction and coordination activity pursuant to Article 2497 and seq. of ICC).

Formalities in respect of the Owned Intellectual Property

12.9       As soon as possible after Closing, the Parties shall take all required actions and carry out all necessary formalities in any applicable jurisdiction to register the Owned Intellectual Property requiring registration in the name of the Company, it being understood and agreed by the Parties that the Seller shall make any reasonable efforts and shall actively cooperate with KITD in order to ensure the full registration procedures relating to such Owned Intellectual Property and to carry out any related formalities. Any and all cost and expenses (including attorney fees) to be incurred in connection with such actions and formalities shall be borne by KITD.

Notices to third parties

12.10     Within 7 (seven) Business Days of the Closing Date, the Company and Seller shall jointly notify in writing all of the creditors, the debtors and the parties to the Transferred Agreements which may be affected by the transfer of the Business (in accordance with the provisions of Articles 2558, 2559 and 2560 ICC) that the Business has been transferred from the Seller to the Company.

Cooperation

12.11     The Seller shall continue to co-operate with the Company in order to ensure a smooth transition of the Business to the Company. Such cooperation shall include helping the Company to (i) obtain a provisional ISO9001 certificate and (ii) become a party of new agreements with the relevant third parties concerning the cars and mobile telephones used by the Transferred Employees.

Operation of the Business

12.12     After Closing, KITD shall continue (and cause the Company to continue) to fulfil the Transferred Agreements in accordance with their terms.

Registration Statement

12.13      If KITD shall pay any portion of the Purchase Price by delivering Shares to the Seller:

(a)	Filing of the Registration Statement. As soon as possible (but in no event later than five (5) Business Days) following Closing, KITD shall file the Registration Statement with the SEC.

(b)
Effectiveness of the Registration Statement. KITD shall use all reasonable efforts to: (i) cause the Registration Statement to be declared effective by the SEC as soon as possible, but in any event no later than (x) in the event that the SEC does not review the Registration Statement or any of the documents incorporated by reference therein, forty five (45) days after the date the Registration Statements is filed with the SEC in accordance with the provision of Article 12.13(a) or (y) in the event that the SEC reviews the Registration Statement or any of the documents incorporated by reference therein, one hundred twenty (120) days after the date the Registration Statement is filed with the SEC in accordance with the provisions of Article 12.13(a); and (ii) to ensure that the Registration Statement remains in effective for one (1) year after the Closing Date, subject to the terms and conditions of this Agreement.

(c)
Registration Procedures. KITD shall effect the registration with respect to the sale of the Consideration Shares by the Seller or the Escrow Agent in accordance with the intended methods of disposition thereof. Without limiting the foregoing, KITD in each such case will do the following:

(i)
KITD shall: (A) file with the SEC the Registration Statement no later than five (5) Business Days following the Closing; (B) use reasonable efforts to cause such filed Registration Statement to become and to remain effective (pursuant to Rule 415 under the Securities Act or otherwise, and in accordance with Article 12.13(b); (C) prepare and file with the SEC such amendments and supplements to the Registration Statement used in connection therewith as may be necessary to keep such Registration Statement effective for the time period prescribed by Article 12.13(b) (and in the event that the Seller or the Escrow Agent transfer any Consideration Shares prior to effectiveness in a transaction exempt from the registration requirements of Section 5 of the Securities Act, KITD shall make such amendments as necessary to cause the third party purchasing such securities to be listed as a selling shareholder in the Prospectus); and (D) comply with the provisions of the Securities Act with respect to the disposition of the Consideration Shares covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Seller or the Escrow Agent set forth in such Registration Statement and provide such number of copies of the Prospectus and any amendment or supplement thereto to the Seller or the Escrow Agent; provided, however, that the Seller or the Escrow Agent shall be responsible for the delivery of the Prospectus to the persons to whom the Seller or the Escrow Agent sells Consideration Shares, and the Seller agrees to dispose of Consideration Shares in compliance with the plan of distribution described in the Registration Statement as provided to KITD by the Seller, if any, and otherwise in compliance with applicable US federal and state securities laws.

(ii)
In the event KITD contemplates filing with the SEC any amendment or supplement (or such amendment or supplement is required to be filed) to the Registration Statement (excluding amendments deemed to result from the filing of documents incorporated by reference therein), KITD shall consult with Seller with regard to such amendments and shall provide drafts of such amendments to Seller for review. After the Seller has had the opportunity to review such amendments or supplements, KITD shall deliver to the Seller and its counsel such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus (including each preliminary prospectus) and such other documents or information as the Seller or counsel may reasonably request in order to facilitate the disposition of the Consideration Shares, provided, however, that to the extent reasonably practicable, such delivery may be accomplished via electronic means.

(iii)
After the filing of the Registration Statement, KITD shall promptly notify the Seller of any correspondence, inquiry or comment from the SEC or any stop order issued or threatened by the SEC in connection therewith, shall provide copies of any correspondence to or from the SEC and shall take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(iv)
KITD shall use reasonable efforts to: (i) register or qualify the Consideration Shares under such other securities or blue sky laws of each jurisdiction in the United States as the Seller may reasonably (in light of its intended plan of distribution) request, and (ii) cause the Consideration Shares to be registered with or approved by such other governmental agencies or authorities or exchanges in any jurisdiction as may be necessary by virtue of the business and operations of KITD and do any and all other customary acts and things that may be reasonably necessary or advisable to enable the Seller to consummate the disposition of the Consideration Shares; provided, however, that KITD will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Article 12.13(c)(iv), subject itself to taxation in any such jurisdiction, consent or subject itself to general service of process in any such jurisdiction, change any existing business practices, benefit plans or outstanding securities or amend or otherwise modify its Articles or Bylaws.

(v)
KITD shall make available for inspection by the Seller, any underwriter participating in any disposition pursuant to the Registration Statement and any attorney, accountant or other representative retained by the Seller or its underwriter (collectively, the Inspectors), all financial and other records, pertinent corporate documents and properties of KITD (collectively, the Records), and cause KITD’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with the Registration Statement.

(vi)
KITD shall notify the Seller, as soon as is reasonably practicable, at any time when the Prospectus is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Seller, KITD shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading.

(vii)
KITD shall otherwise comply with all applicable rules and regulations of the SEC during the period that the Registration Statement is required to remain effective pursuant to Article 12.13(b), including, without limitation, compliance with applicable reporting requirements under the Exchange Act.

(viii)
KITD shall appoint (or shall have appointed) a transfer agent and registrar for all of the Shares covered by the Registration Statement (or any amendment thereto) not later than the effective date of such Registration Statement.

(d)
Registration Expenses. KITD shall pay all SEC registration and filing fees, printing and mailing expenses, fees and disbursements of counsel and accountants for KITD and all expenses and fees incident to an application for listing the Shares covered by the Registration Statement on the Nasdaq Global Market, as well as all legal fees and disbursements and other expenses incurred by KITD in complying with state securities or blue sky laws of any jurisdictions in which such Shares are to be registered or qualified. The Seller shall pay all fees and disbursements of Seller’s counsel for all underwriters, brokers and dealers engaged in connection with the distribution of such Shares and any discounts, commissions and fees of any such underwriters, brokers and dealers, FINRA filing fees and expenses incurred by any person or entity in connection therewith.

(e)
Non-Disclosure of Non-Public Information. Except as otherwise expressly provided in this Agreement, none of KITD, its officers, directors, employees nor agents shall disclose material non-public information to the Seller, its advisors or representatives.

(f)
Rule 144. KITD will, at its expense, promptly take such action and file such periodic reports in a timely manner that are required to enable the Seller or the Escrow Agent to sell Consideration Shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act (Rule 144), as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. If at any time KITD is not required to file such reports, it will, at its expense, forthwith upon the written request of the Seller, make available adequate current public information with respect to KITD within the meaning of paragraph (c)(2) of Rule 144 or such other information as necessary to permit sales pursuant to Rule 144. Upon the request of the Seller, KITD will deliver to the Seller a written statement, signed by KITD’s principal financial officer, as to whether it has complied with such requirements.

(g)
Failure to Maintain Effectiveness of Registration Statement or Suspension of Trading. In the event that (A) KITD fails to maintain the effectiveness of the Registration Statement throughout the period set forth in Article 12.13(b) or (B) trading on the Nasdaq of KITD Common Stock is suspended, whether temporarily or indefinitely, and the Seller or the Escrow Agent holds any Shares at any time during any such period of ineffectiveness (an Ineffective Period) or period of suspension (a Suspension Period), as the case may be, then upon Seller’s request and in exchange for the total number of Shares issued under this Agreement and then owned by the Seller during such Ineffective Period or Suspension Period, as the case may be, (the Repurchased Shares) KITD shall pay to the Seller in immediately available funds into an account designated by the Seller an amount equal to the product of (x) the total number of Repurchased Shares and (y) the Final Average Closing Price (the Repurchased Shares Price); provided, however, that the foregoing payments shall not apply in respect of Shares that are otherwise freely tradable by the Seller or the Escrow Agent during any Ineffective Period or Suspension Period.

Repurchase of Shares

12.14     If the Registration Statement is not effective within the deadlines specified in Article 12.13(b), then KITD shall, at the request of Seller, repurchase any Shares then held by the Seller or the Escrow Agent at the Repurchased Shares Price within 7 (seven) Business Days of the relevant notice from Seller.

Account Receivables

12.15     If any of the account receivables determined in the final and binding Calculation pursuant to Article 4.4.(d), or Article 4.4.(e) or Article 4.4.(g)(iv) as the case may be, is not cashed within 9 (nine) months from the Closing Date, the Seller shall be bound to pay to the Company all the amounts corresponding to all such remaining account receivables (the Outstanding AR) within 5 Business Days from receipt by the Seller of the relevant notice to be sent by KITD to the Seller (such date of receipt of KITD notice, the Outstanding AR Payment Date).

12.16     The payment of any amount referred to under previous Article 12.15 above shall be made by the Seller in cash, in immediately available funds, value date the Outstanding AR Payment Date, by wire transfer to the bank account of the Company whose details shall have been notified by KITD to the Seller at least three (3) Business Days prior to the Outstanding AR Payment Date.

12.17     If, following the payment of the amounts referred to under previous Article 12.15 above by the Seller to the Company, any of the Outstanding AR is actually cashed by the Company (the Cashed AR), the Company shall be bound to pay to the Seller in cash, in immediately available funds, all the amounts equal to all such Cashed AR within 5 (five) Business from the date of the relevant payments by wire transfer to the bank account of the Seller whose details shall have been notified by the Seller to the Company.

12.18     The obligations of the Seller under Articles 12.15 to 12.17, are subject to the Company (i) taking at all times after Closing any required action (including any necessary legal proceedings) to promptly recover its accounts receivable, and diligently pursuing them and (ii) reporting to the Seller on a monthly basis on such debt recovery actions.

13.	Non Competition

13.1       The Seller undertakes for a period of 3 (three) years after the Closing Date to refrain from:

(a)
carrying out at worldwide level any business activities which compete with the activities of production and supply of products and services for multichannel content and media asset management for broadcasters, media and telecom operators as they have been conducted by the Seller and the Company up to the Closing Date;

(b)
offering consultancy or employment agreements or employment arrangements of any kind (including but not limited to project contracts and self-employed contracts) to any of the Transferred Employees and in any case establishing any labour relationship whatsoever with any such Transferred Employee until they remain employed with the Company.

14.	Confidentiality and Announcements

14.1       The Seller shall keep secret and confidential all information in its possession relating to the Business and its activity, including without limitation, its Intellectual Property, except for information that is or falls into the public domain, or is otherwise communicated to third parties through no fault of the Seller, or is independently developed by the Seller, or is released pursuant to an order of any Court, arbitrator or other similar body.

14.2       KITD and, after Closing, also the Company, shall keep secret and confidential any confidential information concerning the business and affairs of the Seller or its affiliates received as a result of this Agreement or of any investigations made in connection herewith and shall cause its officers, employees, and consultants to whom such information has been disclosed for the purposes of this Agreement to comply with such commitment. KITD and, after Closing, also the Company, shall exercise all necessary precautions to safeguard the confidentiality and secrecy of such information and to prevent the disclosure thereof, provided that KITD and the Company shall not be deemed in breach of this obligation by virtue of any disclosure made pursuant to the provisions or requirements of any Law enacted or rule issued by any authority or other regulatory or stock exchange body having jurisdiction on KITD or the Company in connection with the implementation and performance of this Agreement or the consummation of the transactions contemplated hereby.

14.3       Except as mandatorily required under any Law or rule issued by an authority or other regulatory or stock exchange body having jurisdiction on KITD or the Seller, no publicity, release or announcement concerning the execution or delivery of this Agreement, any of the provisions contained herein or the transactions contemplated hereby will be issued without the advance written consent and approval, as to both form and contents, of the Seller and KITD. In such respect, the Parties:

(a)
undertake to prepare together, and agree in advance of their circulation on the contents and language of, the announcements that they will make immediately after the execution of this Agreement and immediately after Closing concerning the transactions contemplated by this Agreement; and

(b)
acknowledge that after Closing the Seller will have to publish a documento informativo concerning the transactions contemplated by this Agreement pursuant to Article 70(4) of Regolamento Emittenti approved by CONSOB.

15.	Governing Law and Arbitration

15.1       This Agreement shall be governed by and construed in accordance with the laws of Italy (it being acknowledged that all actions and transactions to be performed in respect of the issuance, registration and repurchase of the Shares shall be performed pursuant to US law).

15.2       Any dispute between the Parties which relates to this Agreement or arises in connection herewith which cannot be amicably resolved shall be submitted to arbitration to be conducted pursuant to and in accordance with the rules of the Camera Arbitrale Nazionale e Internazionale di Milano (as currently in effect – the Rules).

15.3       The arbitral tribunal shall consist of three (3) arbitrators, to be appointed by the Camera Arbitrale Nazionale e Internazionale di Milano in accordance with the Rules.

15.4       The place of the arbitration shall be Milan, Italy. All proceedings of the arbitration including arguments and briefs shall be conducted in the English language, provided that the documents in other languages submitted in the arbitration proceedings shall not need to be translated into English.

15.5       The costs of the arbitration shall be borne as the arbitral tribunal may award.

15.6       Judgment upon any award rendered by the arbitral tribunal may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order for enforcement, as the Law of such jurisdiction may require or allow.

16.	Final Provisions

Entire Agreement

16.1       This Agreement and its Schedules and Annexes embody and constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and shall supersede all prior oral or written agreements, contracts, understandings, representations, or arrangements, whether oral or written, between them, relating to the subject matter of this Agreement.

Assignment Prohibited

16.2       The Parties agree that:

(a)	Except as otherwise specifically provided herein, neither Party may assign to a third party any of its rights, interests or obligations hereunder without the prior written consent of the other Party.

(b)
Notwithstanding what is provided for in the preceding paragraph (a) the Seller shall be entitled to assign to third parties all its rights concerning or related to the Shares (including the Equity Warranties) in the event the Seller sells Shares before the Registration Statement is effective or at any point in time when it is not effective for any reason.

Amendments

16.3       No amendment may be made to this Agreement except in writing, signed by a duly authorized representative of each Party and expressly stating that it is an amendment of this Agreement.

Waivers

16.4       No Party shall be deemed to have waived any of its rights or remedies under this Agreement or at Law, unless such waiver is made in writing and signed by a duly authorized representative of that Party. Any waiver of any breach of, or any default under, any of the terms of the Agreement will not be deemed or construed as a waiver of any subsequent breach or default and will in no way affect the other terms of the Agreement.

Brokers and Advisors

16.5       Each Party shall entirely bear all fees and expenses of any broker and advisor appointed by it for the purposes of the transactions contemplated hereby.

Severability

16.6        If any of the provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each of such illegal, invalid, or unenforceable provision there shall be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

Tolerance

16.7       Failure or delay by any Party in exercising any right or remedy under this Agreement will not in any circumstance operate as a waiver of it nor will any single or partial exercises of any other right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

Notices

16.8       Any notice to be sent with respect to this Agreement shall be in writing and sent by registered mail, return receipt requested, or by fax, confirmed by subsequent registered letter, return receipt requested. Notices shall be deemed given: (i) when they reach the addressee, when sent by registered letter, return receipt requested; or (ii) on the date on which the Party which sent the notice by fax obtains due confirmation of transmission. Notices shall be addressed as follows:

(a)	if to the Seller, to:	TXT e-solutions S.p.A. Via Frigia 27 20126 - Milan, Italy

To the attention of: Mr. Alvise Braga Illa Phone: +39 02 25771355 Fax: +39 02 26000358

(b)	if to the Company, to:	Polymedia S.r.l. Via Frigia 27 20126 - Milan, Italy

To the attention of: Mr. Paolo Matarazzo Phone: +39 02 25771355 Fax: +39 02 26000358

(c)	if to KITD, to:	Kit Digital Inc., c/o KIT digital Czech a.s. Slezskà 113 130 00 Prague 3 Czech Republic

To the attention of: Mr. Robin Smyth Phone: +420 271 742 111 Fax: +420 271 742112

or to any other address which each Party may notify to the other subsequent to the date hereof in compliance with the provisions set forth above.

16.9       The Parties elect their address for service for all purposes relating to this Agreement, including judicial services, at the aforesaid addresses or at any other addresses they may notify in the future.

***           **           ***

If you agree on the above proposal, please retype this letter in its entirety, including the Schedules, and return it to us duly signed by your authorised representative and initialled on each page in sign of acceptance.

Yours faithfully

TXT E-SOLUTIONS S.P.A.		POLYMEDIA S.R.L.

By:	/s/ Alvise Braga Illa	By	/s/ Paolo Matarazzo
Name: Alvise Braga Illa		Name: Paolo Matarazzo
Title: Chairman of the Board of Directors		Title: Sole Director

***           **           ***

We hereby therefore confirm our full acceptance to Your proposal indicated above at the terms and conditions set-out above.

Yours faithfully

KIT DIGITAL INC.

By:	/s/ Robin Smyth
Name: Robin Smyth
Title: Chief Financial Officer

Messrs.
TXT E-SOLUTION S.P.A
Via Frigia no. 27
20126 Milan
Italy

Messrs.
POLYMEDIA S.P.A.
Via Frigia no. 27
20126 Milan
Italy

Milan, 17 May 2011

Dear Sirs,

We make reference to your proposal, that hereunder we reproduce and return duly signed and initialled on each page as indication of out full and unconditional acceptance.

***           **           ***

Messrs.
KIT DIGITAL INC.
168 Fifth Avenue, Suite 302
New York, New York 10010
United States of America

Milan, May 17, 2011

Dear Sirs,

Following our recent discussions, we have the pleasure to propose you to enter into the following

DEED OF AMENDMENT

TO SALE AND PURCHASE AGREEMENT

Between:

(1)
TXT E-SOLUTIONS S.P.A., a stock company duly established and existing under Italian law, with registered office at via Frigia 27, 20126 Milano, Italy, registered with the Registry of Companies of Milan, registration number and fiscal code no. 09768170152, represented by Alvise Braga Illa in his capacity as Chairman of the board of directors  (the Seller); and

1

(2)
POLYMEDIA S.P.A., a stock company duly established and existing under Italian law, with registered office at via Frigia 27, 20126 Milano, Italy, corporate capital Euro 130,000, fully paid up, registered with the Registry of Companies of Milan, registration number and fiscal code no. 07350950965, whose corporate capital is wholly owned by the Seller, represented by Paolo Matarazzo in his capacity as Amministratore Unico (the Company);

and

(3)
KIT DIGITAL, INC., a company duly incorporated under the law of Delaware, with its principal place of business located at 168 Fifth Avenue, Suite 302, New York, New York 10010, United States of America, represented by Mr. Robin Smyth in his capacity as Chief Financial Officer (KITD),

(The Seller, the Company and KITD hereinafter collectively referred to as the Parties and each of them as a Party).

Whereas

(A)          On 15 March 2011, the Parties entered into a sale and purchase agreement (the SPA), whereby, at the terms and conditions set forth in the SPA, the Seller, amongst other, undertook to sell to KITD, which undertook to purchase from the Seller, the Polymedia Shares (as defined in the SPA), subject to the occurrence or the waiver of all the Conditions Precedent (as defined in the SPA).

(B)          One of the Conditions Precedent is the completion by the Seller of the contribution of the Business into the Company, pursuant to Article 3 of the SPA, such Business to include, inter alia, the Neodata Quota, subject to the provisions of Articles 7.3 to 7.6 of the SPA.

(C)          On 11 April 2011, the shareholders’ meeting of Polymedia, resolving upon the capital increase of Polymedia and the transformation of Polymedia into a società per azioni, resolved to adopt a new text of its corporate by-laws (the By-Laws) and on 13 May 2011 a new shareholders’ meeting of Polymedia resolved upon the confirmation and the renewal of the resolutions regarding the capital increase taken on 11 April 2011 by the shareholders’ meeting of Polymedia.

(D)          According to Article 6.01 of the By-Laws, the shares of Polymedia are not represented by share certificates and do not have par value.

(E)          According to Article 9.2(f)(iv) of the SPA, the Seller and KITD agreed that, at Closing, the Seller and KITD shall complete the transfer of the Polymedia Shares by way of endorsement in full property (piena proprietà) of the Polymedia Shares in the name of KITD pursuant to Italian law and delivery to KITD of the endorsed share certificates representing the Polymedia Shares, it being understood and agreed by the Seller that the endorsement in full property (piena proprietà) and delivery of the Polymedia Shares to KITD in accordance with Italian laws shall be made in fulfilment of the obligations hereunder and it shall in no event be construed as constituting a novation (novazione) of the SPA.

2

(F)          Since, pursuant to Article 6.01 of the By-Laws, Polymedia is not allowed to issue share certificates, the Parties desire to (i) amend Article 9.2 of the SPA at the terms and conditions set forth herein and (ii) supplement the SPA with two additional Schedules, attached to this Deed of Amendment.

(G)          On March 21, 2011 the Seller notified, pursuant to article 7.3.(a)  of the SPA, the Other Neodata Quotaholders that the Parties have agreed to transfer the Neodata Quota from the Seller to the Company so as to allow them to evaluate the opportunity to exercise the Pre-emption Right in respect of the Neodata Quota, pursuant to article 7 of the By-laws of Neodata.

(H)          On April 7 and 8, 2011, certain of the Other Neodata Quotaholders have exercised the Pre-emption Right in respect of a portion of the Neodata Quota equal to 6% of the outstanding corporate capital in Neodata (the Pre-emption Neodata Quota), by notifying a pre-emption notice to the Seller (the Pre-emption Notice) and therefore, pursuant to article 7.3.(b) of the SPA, the Pre-emption Neodata Quota shall be transferred to the relevant Other Neodata Quotaholders and no longer be an element of the Business.

(I)           By way of a notarial Deed of Contribution dated April 20, 2011, the portion of the Neodata Quota which has not been transferred to the Other Neodata Quotaholders, equal to 14% of the outstanding corporate capital in Neodata, was transferred to the Company as a part of the Business. .

(J)           Pursuant to Article 7.6. of the SPA, the Purchase Price to be paid by KITD as consideration for the purchase of the Polymedia Shares shall be reduced by an amount equal the consideration for the Pre-emption Neodata Quota, equal to Euro 54,000.00, and therefore the Purchase Price shall be Euro 24,746,000.00.

(K)          The Seller and KITD agreed that, differently from what is provided for by the SPA, the Consideration Shares to be issued and delivered by KITD at Closing shall be represented by stock certificates.

(L)          Pursuant to Articles 4.3 and 5.1(i) of the SPA, on April 27, 2011, KITD informed that it intends to provide Consideration Shares for 50% of the Purchase Price.

(M)         By executing this Deed of Amendment the Parties wish to agree on certain amendments to the SPA including to reflect the situation mentioned in Whereas (A) to (M).

Now, therefore, the Parties agree as follows:

1.             Recitals, Definitions and Interpretation

1.1           The above recitals are an integral, essential and substantive part to this Deed of Amendment, as are the Schedules.

3

1.2           In addition to the terms defined elsewhere in this Deed of Amendment, terms and expressions with capitalized letter used in the Deed of Amendment shall have the meaning ascribed to them in the SPA.

1.3           Unless the context requires otherwise, all references to a particular Article, sub-Article, Schedule or Annex shall be a reference to that Article, sub-Article, Schedule or Annex to this Deed of Amendment.

1.4           Unless the context requires otherwise, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa.

1.5           Headings in this Deed of Amendment are for descriptive purposes only and shall not affect its interpretation.

1.6           The term “including” shall not be interpreted as exhaustive.

2.             Amendment to Article 5.1(iii), Article 5.1(iv) and Article 5.4 of the SPA

2.1           The Parties hereby expressly agree, also for the purposes of Article 16.3 of the SPA, to entirely replace Article 5.1(iii) of the SPA with the following:

“(iii)       in respect of the Escrow Amount:

(A)	if Article 5.1/i)(A) applies, pay to the Escrow Agent the Escrow Amount;

(B)
if Article 5.1(i)(B) applies, subject to Article 5.4 deliver to the Escrow Agent, a stock certificate (in the name of the Seller) representing such number of Consideration Shares that, when multiplied by the Final Average Closing Price, equals the Escrow Amount, it being hereby understood and agreed by the Parties that such delivery shall be made by KITD by depositing the stock certificate with Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, NY 10004 (Continental) which, pursuant to a separate deposit agreement entered into by Continental and the Escrow Agent on today’s date (the Continental Deposit Agreement), shall keep in custody – on behalf of the Escrow Agent - the above stock certificate;

(C)
if Article 5.1(i)(C) applies, subject to Article 5.4 deliver to the Escrow Agent a stock certificate (in the name of the Seller) representing the Consideration Shares and pay to the Escrow Agent a cash amount equal to the difference between the Escrow Amount and the Consideration Shares Value, it being hereby understood and agreed by the Parties that such stock certificate delivery shall be made by KITD by depositing such stock certificate with Continental which, pursuant to the Continental Deposit Agreement, shall keep in custody – on behalf of the Escrow Agent, the above stock certificate;”

4

2.2           The Parties hereby expressly agree, also for the purposes of Article 16.3 of the SPA, to entirely replace Article 5.1(iv) of the SPA with the following:

“(iv)
if Article 5.1(i)(B) applies, subject to Article 5.4 deliver to the Seller c/o Freshfields Bruckhaus Deringer New York, which shall take delivery of it on behalf of the Seller, a stock certificate (in the name of the Seller) representing such number of Consideration Shares which results from subtracting the number of Consideration Shares deposited with Continental pursuant to Article 5.1(iii) from the total number of Consideration Shares, provided that if any Consideration Shares held by the Seller are subsequently sold (before such shares are registered with the SEC and dematerialized, in each case in accordance with the terms and conditions set forth herein), immediately after such sale KITD shall arrange to have the certificate or certificates representing such Consideration Shares cancelled and to have new certificates representing (i) the sold Consideration Shares (in the name of each of the respective purchasers) and (ii) the Consideration Shares that remain held by the Seller (in the name of the Seller) issued”.

2.3           The Parties hereby expressly agree, also for the purposes of Article 16.3 of the SPA, to entirely replace Article 5.4 of the SPA with the following:

“5.4
In respect of any delivery of Shares to the Seller  or the Escrow Agent  pursuant to this Article 5 (other than the payments contemplated by Article 5.3(c)), promptly prior to the Closing Date KITD shall provide a draft of an irrevocable written instruction (to be approved by the Seller – an Instruction) to Continental to:

(i)           at Closing record Seller (including in respect of Shares delivered to the Escrow Agent) as owner of such Shares and deliver share certificates representing such Shares to the Seller (c/o Freshfields Bruckhaus Deringer New York) and the Escrow Agent (c/o Continental); and

(ii)          upon effectiveness of the Registration Statement as contemplated by Article 12.13(b) (a) remove any restrictive legend on the Share certificates (or otherwise applicable to such Shares) and record Seller (including in respect of any at such time remaining Escrow Shares deposited with Continental) as owner of such Shares in dematerialized form, (b) deliver the Shares to remain in escrow (if any) on the relevant deposit account as shall be directed by the Escrow Agent, it being understood and agreed that the Escrow Agent shall have to direct a deposit account on which Continental will be allowed to electronically transfer the Shares and (c) deliver the remaining Shares on the relevant deposit account as shall be directed by the Seller, it being understood and agreed that the Seller shall have to direct a deposit account on which Continental will be allowed to electronically transfer the Shares. The obligations contemplated in this Article 5.4(ii) are conditional upon delivery of the relevant stock certificates to Continental to be dematerialized.  Simultaneously with the dematerialization and recordation in book entry format of such Shares, KITD shall arrange to have the certificates previously representing such Shares cancelled.”

5

2.4           The Parties hereby expressly agree, also for the purposes of Article 16.3 of the SPA, to add a new Article 5.5 to the SPA setting forth the following provision:

“5.5
In respect of any delivery of Shares to the Seller pursuant to Article 5.3(c), at least three Business Days prior to the date on which the payments contemplated by Article 5.3(c) must be made, (i) the Seller shall notify KITD of the details of the relevant deposit account on which the Shares must be delivered and  on which Continental is allowed to electronically transfer such Shares (ii) KITD shall provide a draft of Instructions (to be approved by the Seller) to Continental or other transfer agent to (a) record the Seller as owner of such Shares in dematerialized form and (b) deliver the Shares on the relevant deposit account as directed by the Seller.”

2.5           The Parties hereby expressly agree, also for the purposes of Article 16.3 of the SPA, that the existing Article 5.5 of the SPA is re-numbered as Article 5.8.

“5.8
In case of delay by more than 10 (ten) Business Days of either Party in making any of the payments due to the other Party pursuant to this Agreement, the due amounts shall be automatically increased of interest at a rate equal to 2 (two) percentage points over the Prime Rate ABI from time to time applicable, calculated as from (and including) the date on which the payment is due and up to (but excluding) the date on which such payment is duly received by the concerned Party.”

3.             amendment to article  6.1(a), article 6.1(b) and article 6.6.

3.1           The Parties hereby expressly agree, also for the purposes of Article 16.3 of the SPA, to entirely replace Article 6.1(a) of the SPA with the following:

“(a)        KITD shall deposit with the Escrow Agent or with Continental which shall keep in custody on behalf of the Escrow Agent the Escrow Amount or the Consideration Shares (collectively, the Escrow Items) as provided for Article 5.1(iii); and”

3.2           The Parties hereby expressly agree, also for the purposes of Article 16.3 of the SPA, to entirely replace Article 6.1(b) of the SPA with the following:

“(b)        the Escrow Agent (also through Continental) shall (X) manage the Escrow Items pursuant to the Escrow Agreement and in particular shall sell any Consideration Shares in the manner and on the terms and conditions set forth in the Escrow Agreement and deposit the cash received from such sales in the Escrow Account and such cash shall become the Escrow Amount or part thereof, it being agreed and understood that the Seller shall be bound to top-up the Escrow Account to reflect the difference between the net cash proceeds of such sales and (i) the Final Average Closing Price of the Shares so sold and/or (ii) the value of the Shares so sold in the event there is any such difference for whatever reason, (Y) deliver any Consideration Shares or pay any part of the Escrow Amount to KITD if and to the extent permitted under the Escrow Agreement, and (Z) on the first anniversary of the Closing Date, pay the Seller any amounts remaining in the Escrow Account and/or deliver to the Seller any Consideration Shares still held by the Escrow Agent and the Escrow Agreement shall be terminated on such date, in any event provided that no Claim whatsoever shall have been made at that date. Should such a Claim be made at that date and:

6

(i)
the amount of the Claim is determined in the Claim (the Amount of the Claim) the Escrow Agent shall keep such number of Consideration Shares equal in value to the Amount of the Claim, provided that the value of such Consideration Shares shall be calculated based upon the Final Average Closing Price. Only if the Amount of the Claim is higher than the value of all Consideration Shares still held by the Escrow Agent, the Escrow Agent shall also keep such portion of the Escrow Amount equal to the difference between the Amount of the Claim and the value of all Consideration Shares still held by the Escrow Agent. The Escrow Items so retained by the Escrow Agent shall only be released in accordance with the provisions of the Escrow Agreement.

(ii)
the amount of the Claim is not determined in the Claim, KITD shall have to notify the Escrow Agent and the Seller the amount of the Claim estimated in good faith by KITD itself (the Estimated Amount of the Claim) and the Escrow Agent shall keep such number of Consideration Shares equal to in value to the Estimated Amount of the Claim, provided that the value of such Consideration Shares shall be calculated based upon the Final Average Closing Price. Only if the Estimated Amount of the Claim is higher than the value of all Consideration Shares still held by the Escrow Agent, the Escrow Agent shall also keep such portion of the Escrow Amount equal to the difference between the Estimated Amount of the Claim and the value of all Consideration Shares still held by the Escrow Agent. The Escrow Items so retained by the Escrow Agent shall only be released in accordance with the provisions of the Escrow Agreement.

3.3           The Parties hereby expressly agree, also for the purposes of Article 16.3 of the SPA, to entirely replace Article 6.2 of the SPA with the following:

“6.2        Each Party agrees and acknowledges that:

(a)	while any Consideration Shares are held by the Escrow Agent, the Seller shall have all rights of ownership, including all voting rights, associated with such Consideration Shares;

(b)
the Seller shall be permitted to direct the Escrow Agent (provided that the Seller’s instructions are not discrepant with the provisions of the Escrow Agreement) to sell any Consideration Shares held by the Escrow Agent in accordance with the Seller’s written instructions and KITD agrees and acknowledges that if KITD's instructions are required by the Escrow Agent to carry out the foregoing, it will jointly instruct the Escrow Agent to undertake such sale(s), in accordance with the Seller's instructions; provided that the cash received from such sales shall be deposited by the Escrow Agent in the Escrow Account and such cash shall become the Escrow Amount or part thereof pursuant to and in accordance with the provisions of Article 6.1(b), it being agreed that the Seller shall be bound to top up the Escrow Account to reflect, if any, the difference between the net cash proceeds of such sales and (i) the Final Average Closing Price of the Shares so sold and/or (ii) the value of the Shares so sold in the event there is any such difference for whatever reasons, as agreed by the Parties in previous Article 6.1(b).

7

(c)           if any Consideration Shares held by the Escrow Agent are sold (before such shares are registered with the SEC and dematerialized, in each case in accordance with the terms and conditions set forth herein), immediately after such sale KITD shall cancel the certificate or the certificates representing such Consideration Shares and issue new certificates representing (i) the sold Consideration Shares (in the name of each of the respective purchasers) and (ii) the Consideration Shares that remain held by the Escrow Agent (in the name of the Seller).”

4.             Amendment to article 12.3

4.1           The Parties hereby expressly agree, also for the purposes of Article 16.3 of the SPA, to entirely replace Article 12.3 of the SPA with the following:

“12.3      The Parties expressly agree that, following the Closing Date, the name “Polymedia” shall no longer be used, even if included in any registered trademark or in any application for the registration of a trademark, by the Seller which hereby undertakes not to use and cause each of the Seller’s affiliates not to use the “Polymedia” name. The Seller undertakes to circulate promptly after Closing specific instructions to its personnel and its affiliates to refrain from using the “Polymedia” name after the Closing Date and to provide KITD with a copy of such instructions. It is further understood and agreed between the Parties that should the Seller or any of its affiliates use the name “Polymedia” after the 60th (sixtieth) day of the Closing Date, the Seller shall pay to Polymedia, as liquidated damages, the amount of Euro 100,000.00 (one hundred thousand point zero zero) for each of such violations, without prejudice to the right of Polymedia to claim for any further damages occurred as a result of any such violations”.

5.             Amendment to article 9.2 of the SPA and supplement of two additional Schedules to the SPA

5.1           The Parties hereby expressly agree, also for the purposes of Article 16.3 of the SPA, to entirely replace Article 9.2 of the SPA with the following:

“9.2        At the Closing, the following actions shall be performed:

(a)
the Seller shall deliver to KITD (i) certified copies of the documents evidencing the accomplishment of the Contribution and the transformation of the Company into a società per azioni and (ii) an excerpt of the Company issued by the competent Companies’ Register evidencing that the Contribution has been completed and that the Company has been transformed into a società per azioni;

(b)	KITD shall pay to the Seller the Closing Cash Consideration and the Provisional Working Capital Adjustment in accordance with Article 5.3.(a)

8

(c)
as KITD has provided the Consideration Share Notice, it shall pay 50% of Purchase Price by delivering Shares to the Seller, it shall issue and deliver to the Seller the Consideration Shares and provide the Instructions (including for the purposes of Article 9.2.(e)) in accordance with Article 5.4;

(d)	the Seller, KITD and the Escrow Agent shall enter into the Escrow Agreement and Continental and the Escrow Agent shall enter into the Continental Deposit Agreement;

(e)	KITD shall pay the Escrow Amount or deliver the Consideration Shares as provided for by Article 5.1.(iii);

(f)	immediately after that the actions contemplated by Articles 9.2(a), 9.2.(b), 9.2.(c), 9.2.(d) and 9.2.(e) have been duly performed:

(i)	the Seller shall deliver to KITD the resignations letters referred to in Article 8.3.(c);

(ii)	the shareholders’ meeting for the replacement of the members of the board of directors of the Company shall duly take place in accordance with Article 8.3.(d);

(iii)
the Seller shall execute before the Notary Public, to be chosen by KITD pursuant to Article 9.1 who shall certify the signature of the Seller, a deed of transfer to KITD of all, and not only part of the, Polymedia Shares, on the same terms and conditions detailed in the form of the deed of transfer attached hereto as Schedule 15, it being understood and agreed by the Seller and KITD that the transfer of the Polymedia Shares effected by means of the deed of transfer in accordance with Italian laws shall be made in fulfilment of the obligations hereunder and it shall in no event be construed as constituting a novation (“novazione”) of this Agreement;

(iv)
immediately after the execution of the notarial deed of transfer by the Seller, the Seller shall procure that (a) an entry, to be drafted in the form of the document attached hereto as Schedule 16 is registered in the shareholders’ ledger of Polymedia so as to evidence the full, exclusive and legal ownership of the Polymedia Shares by KITD; and (b) such an entry is signed by a director of Polymedia;

(v)
the Seller shall pay to the Notary Public (i) any stamp, transfer, registration or similar taxes or charges due in respect of the transfer of the Polymedia Shares and (ii) all notary’s fees and expenses in connection with the transfer of the Polymedia Shares;

(vi)	KITD and the Seller shall execute the Transition Agreements;

(vii)	the Seller shall deliver the Tax Certificate to KITD.

9

5.2           The Parties expressly agree to supplement the SPA with two additional Schedules attached to this Deed of Amendment as Schedule 15 and Schedule 16.

5.3           The Parties hereby acknowledge and agree that Article 9.2 as amended by virtue of this Deed of Amendment, as well as Schedule 15 and Schedule 16 supplemented to the SPA by virtue of this Deed of Amendment, have to be deemed as they were respectively set out and enclosed to the SPA.

5.4           The Parties hereby acknowledge and agree that, except for the amendments included in this Deed of Amendment, the SPA is not further amended and/or supplemented.

6.             Governing Law and Arbitration

6.1           This Deed of Amendment shall be governed by and construed in accordance with the laws of Italy.

6.2           Any dispute between the Parties which relates to this Deed of Amendment or arises in connection herewith which cannot be amicably resolved shall be submitted to arbitration to be conducted pursuant to and in accordance with the rules of the Camera Arbitrale Nazionale e Internazionale di Milano (as currently in effect – the Rules).

6.3           The arbitral tribunal shall consist of three (3) arbitrators, to be appointed by the Camera Arbitrale Nazionale e Internazionale di Milano in accordance with the Rules.

6.4           The place of the arbitration shall be Milan, Italy. All proceedings of the arbitration including arguments and briefs shall be conducted in the English language, provided that the documents in other languages submitted in the arbitration proceedings shall not need to be translated into English.

6.5           The costs of the arbitration shall be borne as the arbitral tribunal may award.

6.6           Judgment upon any award rendered by the arbitral tribunal may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order for enforcement, as the Law of such jurisdiction may require or allow.

7.             Final Provisions

Entire Agreement

7.1           This Deed of Amendment and its Schedules embody and constitute the entire agreement and understanding of the Parties relating to the subject matter of this Deed of Amendment and shall supersede all prior oral or written agreements, contracts, understandings, representations, or arrangements, whether oral or written, between them, relating to the subject matter of this Deed of Amendment.

10

Amendments

7.2           No amendment may be made to this Deed of Amendment except in writing, signed by a duly authorized representative of each Party and expressly stating that it is an amendment of this Deed of Amendment.

Waivers

7.3           No Party shall be deemed to have waived any of its rights or remedies under this Deed of Amendment or at Law, unless such waiver is made in writing and signed by a duly authorized representative of that Party. Any waiver of any breach of, or any default under, any of the terms of the Agreement will not be deemed or construed as a waiver of any subsequent breach or default and will in no way affect the other terms of the Agreement.

Severability

7.4           If any of the provision of this Deed of Amendment is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Deed of Amendment, such provision shall be fully severable. This Deed of Amendment shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Deed of Amendment and the remaining provisions of this Deed of Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Deed of Amendment. Furthermore, in lieu of each of such illegal, invalid, or unenforceable provision there shall be added automatically, as a part of this Deed of Amendment, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

Tolerance

7.5           Failure or delay by any Party in exercising any right or remedy under this Deed of Amendment will not in any circumstance operate as a waiver of it nor will any single or partial exercises of any other right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

Notices

7.6           Any notice to be sent with respect to this Deed of Amendment shall be made in accordance with Article 16.8 of the SPA

7.7           The Parties elect their address for service for all purposes relating to this Agreement, including judicial services, at the aforesaid addresses or at any other addresses they may notify in the future.

11

***           **           ***

If you agree on the above proposal, please retype this letter in its entirety, including the Schedules, and return it to us duly signed by your authorised representative and initialled on each page in sign of acceptance.

Yours faithfully

TXT E-SOLUTIONS S.P.A.		POLYMEDIA S.R.L.

By:	/s/ Alvise Braga Illa	By:	/s/ Paolo Matarazzo
Name: Alvise Braga Illa		Name: Paolo Matarazzo
Title: Chairman of the Board of Directors		Title: Sole Director

***           **           ***

We hereby therefore confirm our full acceptance to Your proposal indicated above at the terms and conditions set forth above.

Yours faithfully,

KIT DIGITAL INC.

By:	/s/ Robin Smyth
Name:	Robin Smyth
Title:	Chief Financial Officer

12